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                                                                    Exhibit 10.2

                             ACMI SERVICE AGREEMENT

                                     between

                                  AIRBORNE INC.

                                       and

                                  ABX AIR, INC.

                             Dated as of [.] 2003




















                    Certain portions of this agreement have
                    been omitted based upon a request for
                    confidential treatment. The nonpublic
                    information has been filed with the Securities and Exchange Commission.

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS..............................................................................1
   Section 1.1   Definitions.......................................................................1

ARTICLE II EQUIPMENT AND SERVICES TO BE PROVIDED BY AIRCO..........................................7
   Section 2.1   Engagement of Airco...............................................................7
   Section 2.2   ACMI Services; Service Standards..................................................7
   Section 2.3   Air Routes........................................................................8
   Section 2.4   Operation; Maintenance and Safety.................................................8
   Section 2.5   Route Authorizations..............................................................9
   Section 2.6   Operational Reports; Crew Hours & Maintenance.....................................9
   Section 2.7   Tertiary Markets..................................................................9
   Section 2.8   Flight Documentation and Calculations; Weight & Balance; Container Deployment.....9
   Section 2.9   Pilot and Crew Transportation.....................................................9
   Section 2.10  GOM Availability..................................................................9
   Section 2.11  Exceptions to Airco's Responsibilities............................................9

ARTICLE III EQUIPMENT AND SERVICES TO BE PROVIDED BY GROUNDCO.....................................10
   Section 3.1   Schedule and Route Information...................................................
   Section 3.2   Unit Load Devices................................................................10

ARTICLE IV THIRD PARTY SERVICES...................................................................11
   Section 4.1   Supplemental Flying; Filler Cargo Services.......................................11
   Section 4.2   Independent Third Party Services.................................................11
   Section 4.3   Use of Ground Assets.............................................................12

ARTICLE V HAZARDOUS CARGO.........................................................................12
   Section 5.1   Hazardous Cargo..................................................................12

ARTICLE VI CHANGES TO THE SCOPE OF SERVICES.......................................................12
   Section 6.1   The Initial Year.................................................................12
   Section 6.2   After the Initial Year...........................................................13
   Section 6.3   Planning Process; Cooperation....................................................13
   Section 6.4   General Exceptions...............................................................13
   Section 6.5   New Services.....................................................................13

ARTICLE VII REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES..............................14
   Section 7.1   Representations, Warranties and Covenants of Airco...............................14
   Section 7.2   Representations, Warranties and Covenants of Groundco............................16

ARTICLE VIII INDEMNIFICATION AND INSURANCE........................................................16
   Section 8.1   Airco Indemnification............................................................16
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
   Section 8.2   Airco Insurance..................................................................17
   Section 8.3   Groundco Indemnification.........................................................18
   Section 8.4   Groundco Insurance...............................................................18
   Section 8.5   Insurance Certificates...........................................................19
   Section 8.6   Notice of Change or Cancellation.................................................20
   Section 8.7   Payment of Premiums..............................................................20
   Section 8.8   Review of Insurance Coverage.....................................................20
   Section 8.9   Limitation on Indemnification....................................................20
   Section 8.10  Indemnification Procedures.......................................................20

ARTICLE IX AIRCO'S OPERATIONS.....................................................................21
   Section 9.1   Independent Contractors..........................................................21
   Section 9.2   Groundco Employees as Agents of Airco............................................22
   Section 9.3   Weight and Balance Operations....................................................22
   Section 9.4   Access to Locations..............................................................22

ARTICLE X COMPENSATION............................................................................23
   Section 10.1  Base Compensation................................................................23
   Section 10.2  Cost Recovery Amount.............................................................25
   Section 10.3  Determination of Cost Recovery Amount............................................29
   Section 10.4  Quarterly Adjustments............................................................30
   Section 10.5  Payment of Base Compensation.....................................................30
   Section 10.6  Revenue from Third Party Services................................................32
   Section 10.7  Capital Expenditures.............................................................34
   Section 10.8  Records..........................................................................34

ARTICLE XI TERM...................................................................................34
   Section 11.1  Term; Renewal....................................................................34

ARTICLE XII TERMINATION...........................................................................35
   Section 12.1  Termination by Airco.............................................................35
   Section 12.2  Termination Rights of Groundco...................................................35
   Section 12.3  Termination Costs................................................................35
   Section 12.4  Expiration Without Renewal.......................................................37
   Section 12.5  Transition Period following Termination..........................................38

ARTICLE XIII EVENTS OF DEFAULT....................................................................39
   Section 13.1  Events of Default................................................................39
   Section 13.2  Groundco Events of Default.......................................................40
   Section 13.3  Termination upon Event of Default................................................40

ARTICLE XIV DELAYS AND DAMAGES....................................................................41
   Section 14.1  Damaged Aircraft.................................................................41
   Section 14.2  Destruction of Aircraft..........................................................42

ARTICLE XV FORCE MAJEURE..........................................................................42
   Section 15.1  Suspension of Obligations........................................................42

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
   Section 15.2  Groundco Obligation to Pay During a Force Majeure................................43
   Section 15.3  Make-Up Flights During a Force Majeure...........................................43
   Section 15.4  Other Carriers...................................................................43

ARTICLE XVI ADVERTISING AND NONDISCLOSURE.........................................................43
   Section 16.1  Trademarks; Trade names and Logos................................................43
   Section 16.2  Confidentiality..................................................................44
   Section 16.3  Survival; Severability...........................................................44

ARTICLE XVII MISCELLANEOUS........................................................................44
   Section 17.1  Dispute Resolution...............................................................44
   Section 17.2  Sub-Contracting..................................................................45
   Section 17.3  Time is of the Essence...........................................................45
   Section 17.4  Assignment.......................................................................45
   Section 17.5  Execution in Counterparts........................................................45
   Section 17.6  Certain Construction Rules.......................................................45
   Section 17.7  Notices..........................................................................46
   Section 17.8  Entire Agreement.................................................................46
   Section 17.9  Amendment and Waiver.............................................................46
   Section 17.10 Further Assurances...............................................................47
   Section 17.11 Successors and Assigns...........................................................
   Section 17.12 Severability.....................................................................47

Schedules

New Aircraft           Schedule 1

Aircraft               Schedule 2.2

Air Routes             Schedule 2.3

Operational Reports    Schedule 2.6

Cost Recovery Amount   Schedule 10.1

Exhibits

Exhibit A   DHL Holdings (USA), Inc. Guaranty

Exhibit B   Airco Pay Policy

Exhibit C   Aircraft Transfer Documents

Exhibit D   Wilmington Air Park Sublease
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

                             ACMI SERVICE AGREEMENT

     THIS ACMI SERVICE AGREEMENT (this "Agreement") is entered into as of this [.] day of [.], 2003, by and between AIRBORNE INC., a Delaware corporation
("Groundco") and ABX AIR, INC., a Delaware corporation ("Airco" and, together with Groundco, the "Parties").

                                   WITNESSETH:

     WHEREAS, Groundco, a wholly-owned subsidiary of DHL Holdings (USA), Inc., a
Delaware corporation ("Delta"), manages, contracts for, or operates an express delivery business in the United States, its territories and possessions (the
"U.S.") and between the U.S. and elsewhere in North America;

     WHEREAS, Groundco provides the pick-up and delivery, sorting and gateway distribution services for all shipments transported by Groundco between points in the U.S. and between the U.S. and points elsewhere in North America, and desires to contract with an air carrier to operate a dedicated network of air transportation services to support its air express business in the U.S. and elsewhere in North America;

     WHEREAS, Airco is a U.S. certificated air carrier with authority to offer scheduled and charter air cargo services to the public and is willing to provide air transportation services to Groundco on an "ACMI" basis (i.e., by providing aircraft, crew, maintenance, and insurance) to support Groundco's operations in the U.S. and between the U.S. and elsewhere in North America; and

     WHEREAS, as an inducement to Airco to enter into this Agreement, Delta is concurrently herewith entering into the guaranty in the form attached hereto as Exhibit A (the "Guaranty").

     NOW THEREFORE, in consideration of the mutual covenants, agreements, terms, conditions, and consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified or referred to in this Article I and shall be equally applicable to both the singular and plural forms:

     "ACMI Services" is defined in Section 2.2.

     "Adjustments Statement" is defined in Section 10.4.

     "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common

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control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and under "common control with") means the possession of power to direct the management and policies of the referenced
Person, whether through ownership interests, by contract or otherwise.

     "Air Routes" is defined in Section 2.3.

     "Airco Bid" is defined in Section 6.5(a).

     "Airco Event of Default" is defined in Section 13.1.

     "Airco's Financial Statements" means the financial statements of Airco, prepared in accordance with GAAP applied on a consistent basis.

     "Airco Indemnified Parties" means Airco and its Affiliates, directors, officers, employees and agents.

     "Airco's Appraiser" is defined in the definition of "Fair Market Value".

     "Aircraft" is defined in Section 2.2.

     "Base Compensation" is defined in Section 10.1(a).

     "Base Markup" is defined in Section 10.1(a).

     "Book Value" means the value of the Aircraft, net of depreciation, as reflected in Airco's most recent balance sheet that has been prepared in accordance with GAAP applied on a consistent basis.

     "Business Day" means any day other than a Saturday or Sunday or a day on which national banking institutions in Ohio are authorized or obligated by law or executive order to be closed.

     "Change of Control" means the occurrence of any of the following: (i) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the directors of Airco (together with any new directors whose election by such directors or whose nomination for election by the stockholders of Airco was approved by a vote of a majority of the directors of Airco then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and together with any directors who are affiliates of Delta) cease for any reason to constitute a majority of the directors of Airco then in office; (ii) any merger, consolidation or other business combination with or into any other entity, or any other similar transaction, whether in a single transaction or series of related transactions where (A) the stockholders of Airco immediately prior to such transaction in the aggregate cease to own at least fifty percent
(50%) of the voting securities of the entity surviving or resulting from such transaction (or the

                                       2

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ultimate parent thereof) (such ownership being based solely on the voting securities of Airco owned by such stockholders immediately prior to such event) or (B) any Person becomes the beneficial owner of more than fifty percent (50%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof); (iii) any transaction or series of related transactions after which in excess of fifty percent (50%) of Airco's voting power is held by any Person or group (within the meaning of Regulation
13D under the Securities Exchange Act of 1934); or (iv) any sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition, in one or a series of related transactions, of all or substantially all of the assets, property or business of Airco other than (A) any mortgage or pledge of assets as collateral for Airco's obligations under Airco's senior credit facility or any extension or refinancing thereof, (B) dispositions of any assets, property or business of Airco to Delta or any of its Affiliates or (C) any transaction involving the sale and leaseback of any aircraft; provided, however, that "Change of Control" shall not mean (x) any transactions contemplated by the Merger Agreement or (y) any of the transactions set forth in clauses (ii) through (iv) above that involve, or are solicited, initiated or encouraged by Delta, any of its Affiliates, or any licensed U.S. airline in which Delta has a significant ownership interest.

     "Cost Per Block Hour" means for any applicable period, the total costs included within the Cost Recovery Amount for such period divided by the number of block hours flown by the Aircraft in providing the ACMI Services during such period.

     "Costs Estimate" is defined in Section 10.3(b).

     "Costs Recovery Amount" is defined in Section 10.1(a).

     "CPI Rate" means the increase, for the twelve month period ending prior to the most recent date for which such data is available, in the Consumer Price
Index for all Urban Consumers, U.S. City Average, published by the United States
Department of Labor, Bureau of Labor Statistics, or if such index is no longer issued, the most comparable standard nationally recognized cost-of-living index then issued by the United States Government.

     "Direct Claims" is defined in Section 8.10(b).

     "Disputes" is defined in Section 17.1.

     "DOT" means the U.S. Department of Transportation or any successor
Governmental Authority.

     "Effective Time" means the time immediately prior to the effectiveness of the merger of Atlantis Acquisition Corporation into Groundco pursuant to the Merger Agreement.

     "Expiration Date" is defined in Section 11.1.

     "Expiration Statement" is defined in Section 12.4(c).

     "FAA" means the U.S. Federal Aviation Administration or any successor
Governmental Authority.

     "Fair Market Value" means, with respect to any Aircraft, the fair market value thereof, as finally determined pursuant to one of the methods described below: For any calculation of the Fair Market Value of an Aircraft hereunder, Airco shall deliver to Groundco a calculation

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("Airco's Calculation") of such Fair Market Value determined by Airco in good faith based upon an independent third party valuation performed by a nationally recognized appraiser ("Airco's Appraiser"). Upon Groundco's written acceptance of Airco's Calculation, or if Groundco fails to object to Airco's Calculation within 15 days after receipt thereof, Airco's Calculation shall become the "Fair
Market Value" of the Aircraft. If Groundco objects to Airco's Calculation, the parties shall negotiate in good faith to determine a mutually acceptable calculation of Fair Market Value and any such calculation so determined shall become the "Fair Market Value" of the Aircraft. If the parties are unable to determine a mutually acceptable calculation of Fair Market Value within 30 days after Groundco's receipt of Airco's Calculation, then Groundco shall deliver to Airco, within 45 days after receipt thereof, a calculation ("Groundco's
Calculation") of such Fair Market Value based on an independent third party valuation performed by a nationally recognized appraiser selected by Groundco
("Groundco's Appraiser"). If, within 10 days after Airco's receipt of Groundco's
Calculation, the Parties are unable agree upon a mutually acceptable calculation of Fair Market Value, then Airco's Appraiser and Groundco's Appraiser shall jointly select (no later than the expiration of such 10 day period) a third appraiser of nationally recognized standing to conduct an independent valuation, and such third appraiser shall select, within 10 days after its appointment, either Airco's Calculation or Groundco's Calculation, whichever is closest to such third appraiser's independent calculation of Fair Market Value, whereupon the calculation so selected shall become the "Fair Market Value" of the Aircraft.

     "Filler Cargo Services" is defined in Section 4.1(c).

     "First Promissory Note" has the meaning ascribed to such term in the Merger
Agreement.

     "Force Majeure" means acts not within the control of the Party bound to perform and which, by the exercise of due diligence, such party is unable to overcome. A Force Majeure includes acts of God, weather, strikes, lockouts, or other industrial disturbances (whether to themselves or their corporate affiliates), acts of the public enemy, wars, acts of terrorism, national emergency, shutdown of airspace, embargoes, blockades, riots, epidemics, lightning, earthquakes, floods, tornadoes, explosions, accidents to machinery or aircraft, failure of public utilities, unavailability of fuel, U.S. military airlift emergency activation of the U.S. Civil Reserve Air Fleet, inability to secure landing slots, and any other causes not within control of the Party claiming suspension. It is understood that the settlement of strikes, lockouts or industrial disturbances shall be entirely within the discretion of the Party having the difficulty, and the requirement that any Force Majeure shall be remedied shall not require the settlement of strikes or lockouts by acceding to the demands of the other Party to this Agreement or any other third party when such course is inadvisable in the discretion of the Party having the difficulty.

     "Forecast of Operating Requirements" means Groundco's forecast of shipment volumes and weights, by inbound and outbound Air Route sector for any applicable period.

     "Free Cash" means cash and cash equivalents minus current liabilities (it being understood that current liabilities will include any deferred taxes that may become payable as a result of the sale of any Aircraft) as determined in accordance with GAAP applied on a consistent basis.

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     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, as applied by Airco or its predecessor prior to the Effective Time, subject to any changes required as a result of changes in GAAP.

     "GOM" means Airco's FAA-approved Ground Operations Manual, as amended from time to time.

     "Governmental Authority" means any foreign, federal, state, provincial or local government or any agency, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any quasi-governmental or private body exercising any regulatory, taxing, inspecting or other governmental authority.

     "Groundco Assets" is defined in Section 4.3.

     "Groundco Event of Default" is defined in Section 13.2.

     "Groundco Indemnified Parties" means Groundco and its Affiliates, and their respective directors, officers, employees and agents.

     "Groundco's Appraiser" is defined in the definition of "Fair Market Value".

     "Guaranty" is defined in the recitals hereto.

     "Hubs" means Groundco's central network hub facility located in Wilmington, Ohio and each regional hub facility.

     "Hub Services Agreement" means the Hub and Linehaul Services Agreement, dated of even date herewith, between Groundco and Airco.

     "IATA" means the International Air Transport Association.

     "ICAO" means the International Civil Aviation Organization.

     "Incremental Markup" is defined in Section 10.1(a).

     "Independent Auditor" is defined in Section 10.4.

     "Independent Services" is defined in Section 4.2.

     "Indemnified Party" is defined in Section 8.10(a).

     "Indemnifying Party" is defined in Section 8.10(a).

     "Industry Expert" is defined in Section 10.3(d).

     "Initial Year" is defined in Section 6.1.

     "Labor Cost Cap" is defined in Section 10.2(d).

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     "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority (including judicial decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business and its operations.

     "LIBOR" means, on any day of determination, the British Bankers'
Association ("BBA") interbank offered rate for six-month deposits in U.S.
dollars which appears on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service
(such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates.

     "Losses" is defined in Section 8.1.

     "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 25, 2003, by and among Delta, Atlantis Acquisition Corporation and
Atlantis.

     "New Aircraft" means each of the aircraft listed on Schedule 1 hereto.

     "New Service" means (i) any new air express product that Groundco does not offer in the United States or North America as of the date hereof or (ii) any existing air express product that Groundco offers in the United States or North
America that would require an additional Aircraft.

     "New Service Notice" is defined in Section 6.5(a).

     "Outside Cure Date" is defined in Section 13.3(d).

     "On Time Performance" means, with respect to all flights flown in performing the ACMI Services, arrival within 16 minutes after the scheduled arrival time for each flight sector; provided, however, that in determining whether a flight has arrived within 16 minutes after its scheduled arrival time, delays attributable to factors other than mechanical failures, crew delays, dispatch delays, fueling delays, pushback delays and weight and balance functions shall be excluded.

     "Operational Control" means the exercise of authority over initiating, conducting or terminating a flight.

     "Outstation" means each landing point within Groundco's network other than the Hubs.

     "Person" means any individual, corporation, partnership, limited liability company, limited partnership, joint venture, association, joint-stock company, trust, Governmental Authority or other entity.

     "Purchase Order" is defined in Section 10.3(f).

     "Put Option" is defined in Section 12.3(c).

     "Put Price" is defined in Section 12.3(d).

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     "Released Aircraft" is defined in Section 12.3(c).

     "Released Aircraft Statement" is defined in Section 12.3(c).

     "Representatives" is defined in Section 10.3(b).

     "Route Authorizations" is defined in Section 2.5.

     "Second Promissory Note" has the meaning ascribed to such term in the Merger Agreement.

     "Supplemental Flying" is defined in Section 4.1(b).

     "Term" is defined in Section 11.1.

     "Tertiary Markets" means those markets for air express delivery services provided with aircraft having a maximum certification weight of 55,111 pounds or less and originating from or terminating at any Outstation.

     "Third Party Bid" is defined in Section 6.5(a).

     "Third Party Carrier" is defined in Section 6.5(a).

     "Third Party Claim" is defined in Section 8.10(a).

     "Third Party Payment Estimate" is defined in Section 10.6(c).

     "Third Party Services" is defined in Section 4.2.

     "TSA" means U.S. Transportation Security Administration.

     "ULD" means unit load devices.

     "U.S." is defined in the Recitals hereto.

                                   ARTICLE II
                 EQUIPMENT AND SERVICES TO BE PROVIDED BY AIRCO

          Section 2.1 Engagement of Airco. Groundco hereby retains Airco to provide the air transportation services described herein utilizing the Aircraft on the Air Routes, and Airco hereby agrees to provide such air transportation services, in each case, upon and subject to the terms and conditions of this Agreement.

          Section 2.2 ACMI Services. Commencing at the Effective Time and continuing during the Term, Airco shall provide air transportation services to Groundco utilizing the aircraft listed on Schedule 2.2, as such Schedule may be amended from time to time in accordance with the provisions of this Agreement, such substitute aircraft as may be permitted or required

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hereunder (such specified aircraft, any substitute therefor and, from and after the time each New Aircraft is acquired by Airco and the FAA shall have issued a Certificate of Airworthiness with respect thereto, such New Aircraft, being collectively referred to herein as the "Aircraft"), in order to provide the services hereunder over the Air Routes in accordance with the Service Standards
(such services, the "ACMI Services"). Schedule 2.2 includes a depreciation schedule for each owned Aircraft as agreed by the Parties, subject to revision as contemplated by Section 10.2(a)(i).

          Section 2.3 Air Routes. Airco shall provide each Aircraft at the times and places indicated on Schedule 2.3 to operate over the routings and perform the flight schedules set forth in Schedule 2.3 (the "Air Routes"), as such Schedule may be amended from time-to-time in accordance with the provisions of this Agreement or as otherwise requested by Groundco in accordance with Section
6.4. Prior to the implementation of any changes in the Air Routes, the Parties shall meet and confer as to the ability of Airco to perform any proposed change in flight operations. Subject to applicable Legal Requirements or other regulatory or safety requirements, Airco shall use its best efforts to address crew availability and other operational factors in order to implement Groundco's requested modifications to the Air Routes as promptly as practicable, which modifications shall be incorporated into a revised Schedule 2.3, and Airco shall thereafter be responsible to abide by such revised Schedule in accordance with this Agreement.

          Section 2.4 Operation; Maintenance and Safety(a) Airco, pursuant to its statutory and regulatory obligations as the certificate holder, shall have complete and exclusive responsibility for the operation, maintenance and safety of the Aircraft, and for compliance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the ownership, operation and maintenance of the Aircraft and the ACMI Services to be provided hereunder, including, but not limited to the Legal Requirements of the FAA and the DOT.
Notwithstanding any other provision herein or in any other agreement between the Parties providing for any other allocation of responsibility or for the payment of any costs or expenses incurred by any person in conjunction with the ACMI
Services, any such provision relates solely to the responsibility to pay the cost or expense of performing particular functions and is not intended to derogate in any way from Airco's sole responsibility for the operation, maintenance and safety of the Aircraft and for compliance with all applicable
Legal Requirements.

          (b) Airco shall provide the ACMI Services for the benefit of Groundco during the Term and in the performance of the ACMI Services shall furnish and maintain suitable and sufficient equipment and employ adequate personnel, in each case in accordance with the terms of this Agreement, in order to (i) minimize flight and on-ground times for the Aircraft (so far as is within its reasonable control and in accordance with sound operating practice, safety considerations and applicable Legal Requirements) and (ii) comply with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Aircraft or the Air Routes and any airport that the Aircraft use in the course of providing the ACMI Services.

          (c) In addition to the Aircraft, Airco shall provide all replacement and spare aircraft parts and aircraft maintenance services (either directly by Airco or through third party contractors).

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          Section 2.5 Route Authorizations. Airco shall use commercially reasonable efforts to obtain in a timely manner and maintain any and all operating authority or permission from any Governmental Authority, including the
FAA and the DOT, having jurisdiction over the Aircraft or Air Routes or which is otherwise necessary for it to provide the ACMI Services (the "Route
Authorizations").

          Section 2.6 Operational Reports; Crew Hours & Maintenance. Airco shall provide to Groundco the operational reports specified in Schedule 2.6 at the times specified therein, and shall promptly prepare and deliver such other reports and information as Groundco may reasonably request from time-to-time.

          Section 2.7 Tertiary Markets. Airco shall, upon Groundco's request, use commercially reasonable efforts to negotiate and enter into contracts on behalf of Groundco with third-party vendors to provide air transportation or other services within the Tertiary Markets; provided, however, that the foregoing shall not oblige Groundco to make any such request of Airco or restrict Groundco from negotiating or entering into any such contract directly on its own behalf.

          Section 2.8 Flight Documentation and Calculations; Weight & Balance;
Load Plan(a) With respect to ACMI Services performed at the Hubs and at the Outstations located in Austin, Texas, Memphis, Tennessee and San Jose,
California, Airco shall (i) prepare all documents required by the FAA, DOT, TSA or any other Governmental Authority to be prepared or maintained by a direct carrier and (ii) perform the weight and balance calculations and load plan functions for the loading of each Aircraft.

          (b) Notwithstanding Section 9.3, upon Groundco's request that Airco perform any of the functions described in Section 2.8(a) in connection with ACMI
Services performed at any Outstation (in addition to those specified in Section
2.8(a)), Airco shall, as promptly as practicable, provide Groundco with a statement of Airco's projected costs for performing such functions. If, following Groundco's receipt of such statement of costs, Groundco requests Airco to perform such functions, Airco shall commence performing such functions at the specified Outstations as promptly as practicable and the Parties acknowledge that Airco's costs incurred in so performing shall be included in the Cost
Recovery Amount.

          Section 2.9 Pilot and Crew Transportation. Airco shall be responsible for providing pilot and crew transportation required in connection with performing the ACMI Services.

          Section 2.10 GOM Availability. Airco shall be responsible to ensure that each airport station included on Schedule 2.3 has available a current copy of the GOM.

          Section 2.11 Exceptions to Airco's Responsibilities. Airco shall have no responsibility for or otherwise be obligated to:

          (a) design, develop and construct the system for conducting Groundco's air express business, including (i) purchasing, leasing or acquiring the use of real estate, (ii) facility

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design, placement, purchase and management functions and (iii) engineering of sortation equipment and staffing requirements;

          (b) provide the system and network requirements applicable to Airco's provision of the ACMI Services, including aircraft type, schedule, origin, interim stops and destinations on all lane segments and linehaul schedules;

          (c) provide any equipment, facilities and inputs necessary for the conduct of Groundco's business, other than aircraft, aircraft parts, aircraft maintenance, tooling, de-icers, airstarts, ground power units, towbars, maintenance lift trucks and office and administrative equipment;

          (d) provide any equipment, facilities and inputs necessary to provide the ACMI Services, except as expressly provided in this Agreement or in the Hub
Services Agreement;

          (e) unless and until Groundco so requests Airco pursuant to Section
2.8(b), perform any of the functions described in Section 2.8(a) in connection with ACMI Services performed at any Outstation (except as set forth in Section
2.8(a)); and

          (f) provide loading and unloading or other handling services under this Agreement.

                                   ARTICLE III
                EQUIPMENT AND SERVICES TO BE PROVIDED BY GROUNDCO

          Section 3.1 Unit Load Devices. Groundco shall provide all ULDs used in connection with the ACMI Services. All such ULDs shall (i) be compatible for use with the Aircraft, (ii) meet the operational requirements necessary for the provision of the ACMI Services, (iii) satisfy all applicable Legal Requirements and (iv) satisfy the requirements of Airco's FAA-approved manuals. Groundco, at its own cost and expense, shall maintain and repair all ULDs; provided that Airco shall bear the cost of any maintenance or repair work caused by the gross negligence or willful misconduct of Airco, its officers, employees, agents or servants. The storage, loading and handling of ULDs, and the damage tolerance of ULDs, will be in accordance with the GOM.

          Section 3.2 System and Equipment. Groundco shall provide the system, system and network requirements, equipment, facilities, inputs and services set forth in Section 2.11(a) - (f). Subject to Section 2.8(b), in connection with
ACMI Services performed at the Outstations (other than the Outstations located in Austin, Texas, Memphis, Tennessee and San Jose, California), Groundco shall
(a) prepare all flight manifests showing the weight and location of ULDs, the total weight by bulk loaded zone or position aboard the Aircraft and all other information required by the FAA, the DOT, the TSA and the GOM and (b) perform the weight and balance calculations and container deployment plan functions for the loading of each Aircraft.

                                       10


                                   ARTICLE IV
                              THIRD PARTY SERVICES

          Section 4.1 Supplemental Flying; Filler Cargo Services(a) Airco shall be free to use the Aircraft to provide Third Party Services (other than Independent Services as defined in Section 4.2) so long as (i) such usage does not interfere in any material respect with Airco's performance of the ACMI Services, (ii) Airco does not solicit Groundco's customers in competition with Groundco, (iii) such usage does not involve Airco's providing air transportation services to major integrated international air express delivery companies with annual revenues in excess of $5 billion (other than the United States Postal Service or any Affiliate of Groundco or Delta) and (iv) an Airco Event of Default shall not have occurred and be continuing hereunder; provided, however, that the occurrence of an Event of Default shall not restrict Airco's use of the Aircraft to provide any such Third Party Services not otherwise prohibited by this Section 4.1(a) which Airco is contractually obligated to provide at the time such Event of Default occurs.

          (b) If Airco provides air transportation services to or for third parties using one or more of the Aircraft on a charter, wet lease, ACMI or other contractual basis (such services hereinafter referred to as "Supplemental Flying"), then Airco shall pay Groundco the fee set forth in Section 10.6(a). Except as set forth herein, all revenue from any Supplemental Flying shall inure to the benefit of Airco. Airco is responsible for marketing and selling Supplemental Flying services and determining whether to provide any Supplemental Flying.

          (c) Airco may transport airport-to-airport, space-available freight for third parties on any Aircraft while it is servicing an Air Route on behalf of Groundco under the terms of this Agreement (such freight services hereinafter referred to as "Filler Cargo Services"). If Airco provides any such Filler Cargo Services, then Airco will pay Groundco the fee set forth in Section 10.6(b). Except as set forth herein, all revenue from any Filler Cargo Services shall inure to the benefit of Airco. Airco is solely responsible for marketing and selling Filler Cargo Services and determining whether to provide any Filler Cargo Services.

          Section 4.2 Independent Third Party Services. Airco is free to provide ACMI and other services to third parties using aircraft other than the Aircraft so long as any such service is provided by Airco at its own cost and expense (the "Independent Services" and, together with Supplemental Flying and Filler Cargo Services, the "Third Party Services"); provided that the provision of such Independent Services does not interfere in any material respect with Airco's performance of the ACMI Services. Such Independent Services may include, without limitation, the charter of flights, wet leases or ACMI services operated for third parties, flight training and the provision of airframe or engine maintenance services. Any and all revenue Airco receives from providing Independent Services shall be for its own account and Airco shall have no obligation to pay any compensation or other sums to Groundco in conjunction with the provision of such Independent Services, except as may otherwise expressly be provided herein. In the event that at any time Airco derives more than 10% of its revenue from the provision of Third Party Services, the parties agree to negotiate in good faith to determine a reasonable allocation of the overhead costs attributable to Airco's provision of such

Third Party Services, and the amount of overhead costs so allocated by the Parties shall be excluded from the Cost Recovery Amount.

          Section 4.3 Use of Groundco Assets. To the extent Airco reasonably determines that in order to provide any Third Party Services it needs to utilize material handling equipment or facilities owned by or leased to Groundco (the "Groundco Assets"), Groundco agrees to (i) unless the Groundco Assets are fully utilized such that they are not available for use by Airco and subject to the Parties' prior agreement on compensation terms specified in clause (ii) below, allow Airco reasonable access to and use of the relevant Groundco Assets in exchange for reasonable compensation and (ii) negotiate in good faith with Airco the compensation terms (including the amount of compensation and the terms for payment thereof) on which it will make such Groundco Assets available for use by Airco; provided, that no compensation, other than the fee set forth in Section 10.6(b), shall be required with respect to Filler Cargo; and provided, further, that Airco shall indemnify and hold Groundco and its Affiliates, employees, agents, servants, contractors or subcontractors harmless from any and all loss, damage or liability arising from, out of or related to its use of and access to the Groundco Assets to provide Third Party Services (unless such loss, damages or liability results from gross negligence or willful misconduct on Groundco's part).

                                    ARTICLE V
                                 HAZARDOUS CARGO

          Section 5.1 Hazardous Cargo. Groundco has the right to tender for transport on the Aircraft cargo of a dangerous, hazardous or offensive nature provided that (i) such cargo is properly identified, packed, marked, labeled and placarded in accordance with applicable IATA and ICAO/FAA dangerous goods and hazardous materials regulations and is accompanied by a duly signed "shippers declaration of dangerous goods," (ii) such transportation is in compliance with the GOM and Legal Requirements and (iii) Airco is authorized to carry such cargo.

                                   ARTICLE VI
                        CHANGES TO THE SCOPE OF SERVICES

          Section 6.1 The Initial Year. Subject to Section 6.4, for a period of twelve (12) months (the "Initial Year") following the Effective Time, Groundco shall not have the right to make any changes in Schedules 2.2 or 2.3 that would reduce the scope of the ACMI Services to be provided by Airco (including, without limitation, by reducing the number of Aircraft or pilots employed); provided that Groundco may reduce the scope of the ACMI Services to be provided during the Initial Year if (i) an Airco Event of Default of the type specified in Section 13.1(a) shall have occurred or (ii) Airco shall have failed to enter into a new collective bargaining agreement with its pilots within 180 days after the Effective Time. In the event Groundco desires to exercise its rights pursuant to clause (i) of this Section 6.1, Groundco shall promptly notify Airco of the occurrence any such Airco Event of Default and, prior to exercising such rights, consult in good faith with Airco as to Airco's ability to cure such Airco Event of Default within a reasonable period of time.

          Section 6.2 After the Initial Year. After the expiration of the Initial Year, Groundco may add, delete or modify the Air Routes (provided that the ACMI Services as so modified would not require the procurement of additional Aircraft or material modifications to the Aircraft), including by terminating specific Air Routes or Aircraft, upon prior written notice to Airco, and Airco shall implement such modifications as soon as practicable. The parties hereby agree to promptly amend Schedule 2.2 and/or 2.3 hereto to reflect any such change or modification of the Air Routes. In the event Groundco terminates this Agreement with respect to an Aircraft prior to the Expiration Date and the affected Aircraft is not reassigned to another Air Route under this Agreement, the Parties shall have the rights and obligations set forth in Section 12.3(c).

          Section 6.3 Planning Process; Cooperation. On a quarterly basis, the Parties shall meet (which meeting may occur telephonically) to review Groundco's updated quarterly Forecast of Operating Requirements and Airco's available Aircraft fleet capacity for the next four (4) quarters. Such review shall take place no later than thirty (30) days prior to the start of each fiscal quarter of Groundco. The Parties will conduct, in the third quarter of each year, a formal annual budget review with respect to the ACMI Services for the upcoming year. In addition to the foregoing, the Parties agree to cooperate as reasonably requested in the exchange of information, on a daily or as-needed basis, regarding operational matters.

          Section 6.4 General Exceptions. Notwithstanding any other provision of this Agreement:

          (a) Groundco may request minor changes in timing or frequency of existing Air Routes in accordance with current management practices, and Airco shall implement such changes as soon as practicable; and

          (b) Groundco may, from time to time and with not less than thirty (30) days' prior notice to Airco, request cancellation of any Air Route for a single day (or set of days) in order to recognize reduced traffic and volume during a holiday and Airco shall comply with such request to the extent practicable. The total number of operating days affected by such cancellations during a calendar year shall not exceed ten (10) days. During the first thirty (30) days following the Effective Time, if any holiday cancellations are planned by Groundco, Groundco shall endeavor to notify Airco not less than fifteen (15) days prior to the applicable holiday.

          Section 6.5 New Services(a) Right of First Offer. With respect to any New Service that Groundco or its Affiliates may elect to offer or develop in the U.S. or elsewhere in North America, prior to discussing, negotiating with or providing information to any third party air transportation service provider in respect of such New Service, Groundco shall first give written notice (the "New Service Notice") to Airco stating its intention to offer or develop such New Service and specifying Groundco's preliminary Aircraft and Air Route specifications and cost estimates in connection with such New Service; provided, however, that the foregoing shall not restrict Groundco from providing information with respect to such New Service to Delta Airways at or after the time at which such information is provided to Airco. Within ten (10) Business Days after receipt of a New Service Notice, Airco may submit in writing to Groundco an estimate of the Cost Recovery Amount for providing such New Service, together with any other relevant information requested by Groundco in the New Service Notice (such amount, plus the applicable Base Markup, the "Airco Bid"). If necessary, Airco may request additional information from Groundco or a reasonable amount of additional time in order to prepare and submit the Airco Bid, and Groundco shall not unreasonably withhold such information or its consent to such additional time. Upon the expiration of such 10 Business Day period (and any extension period agreed by the Parties), whether or not Airco has submitted an Airco Bid, Groundco shall be free to solicit bids (each, including any bid submitted by [Delta] Airways, a "Third Party Bid") from, provide information to, and negotiate with any third party air transportation service provider (each a "Third Party Carrier") in respect of such New Service. In the event that one or more Third Party Bids is superior to the Airco Bid, Groundco shall be free to contract with any Third Party Carrier that submitted a superior Third Party Bid to provide the New Service; provided that Groundco shall provide Airco with sufficient information regarding the terms and conditions of the accepted Third Party Bid for Airco to verify that such Third Party Bid is superior to the Airco Bid.

          (b) Capital Expenditures Associated with New Services. In the event that Groundco accepts any Airco Bid with respect to any New Service, any new capital equipment required to modify an existing Aircraft in connection with the New Service shall result in an adjustment, determined in accordance with GAAP, to the depreciation schedule contained in Schedule 2.2 for the affected Aircraft. In the event additional aircraft are required for a New Service pursuant to this Section 6.5, Airco shall be responsible for obtaining such aircraft on commercially reasonable terms from a third party provider, and Groundco shall cooperate in such efforts. Any Aircraft acquired by Airco to provide a New Service shall be listed on Schedule 2.2 and shall be an "Aircraft" for all purposes of this Agreement.

          Section 6.6 Adjustment to Base Compensation. In the event that Groundco accepts any Airco Bid, then the costs and expenses designated in the Airco Bid shall be included in the Cost Recovery Amount, and the Forecast of Operating Requirements and the Cost Estimate shall be adjusted accordingly. In the event that Groundco modifies the ACMI Services pursuant to Section 6.2, 6.3,
6.4 or 6.5, the costs and expenses of Airco resulting from any such modification shall be included in the Cost Recovery Amount.

                                  ARTICLE VII
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

          Section 7.1 Representations, Warranties and Covenants of Airco. Airco hereby represents, warrants and covenants to Groundco as follows:

          (a) Airco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

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

          (b) Airco has the corporate power to execute and deliver this Agreement;

          (c) The making, execution and performance of this Agreement by Airco
(i) has been duly authorized by all necessary corporate action, and (ii) except to the extent resulting from actions taken by Delta or its Affiliates, will not violate, breach or contravene any provision of or constitute a default under (A) any material provision of any applicable Legal Requirement, (B) the certificate of incorporation or bylaws of Airco, (C) any material license or permit under which Airco conducts its business, or any insurance required hereunder, or (D) any material contract, indenture, agreement or other instrument binding on Airco;

          (d) This Agreement constitutes a legally valid and binding agreement of Airco, enforceable against Airco in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity;

          (e) Airco has at the Effective Time, and shall maintain during the Term, the requisite authority from the FAA, the DOT and each other applicable Governmental Authority to provide the ACMI Services; Airco is at the Effective Time, and shall perform the ACMI Services during the Term, in compliance in all material respects with all Legal Requirements;

          (f) Each Aircraft is at the Effective Time, and shall be all times during the Term, covered by a currently valid Certificate of Airworthiness issued by the FAA, and Airco shall operate, maintain, service and repair the Aircraft, including spare engines and spare parts, in all material respects in accordance with all Legal Requirements, including Airco's FAA-approved maintenance program, and the terms hereof; and

          (g) Airco shall (i) be solely responsible for the Operational Control of the Aircraft, (ii) operate the Aircraft, in all material respects, in a safe, skilled and competent manner and in accordance with all applicable Legal Requirements, including noise, environmental and emission standards and requirements, and including those of the FAA, the DOT, the TSA and the airports served, and (iii) provide qualified flight crews for each flight in accordance with such Legal Requirements.

          (h) Airco shall, to the extent permitted by Legal Requirements, inform Groundco (i) on an ongoing basis as to any material developments or, otherwise, as reasonably requested by Groundco, with respect to Airco's efforts to enter into a new collective bargaining agreement with Airco's pilots and (ii) as promptly as practicable with respect to any actual or prospective labor dispute that could reasonably be expected to materially adversely impact Airco's performance of the ACMI Services. Prior to entering into any binding agreement or settlement in respect of any matters described in clause (i) or (ii) of this
Section 7.1(h), Airco shall consult in good faith with Groundco as to the prospective terms and conditions of any such agreement or settlement.

          Section 7.2 Representations, Warranties and Covenants of Groundco. Groundco hereby represents, warrants and covenants to Airco as follows:

          (a) Groundco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

          (b) Groundco has the corporate power to execute and deliver this Agreement;

          (c) The making, execution and performance of this Agreement by Groundco (i) has been duly authorized by all necessary corporate action, and
(ii) will not violate, breach or contravene any provision of or constitute a default under (A) any material provision of any applicable Legal Requirement,
(B) the certificate of incorporation or bylaws of Groundco, (C) any material license or permit under which Groundco conducts its business, or any insurance required hereunder, or (D) any material contract, indenture, agreement or other instrument binding on Groundco;

          (d) This Agreement constitutes a legally valid and binding agreement of Groundco, enforceable against Groundco in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity;

          (e) Groundco and its employees shall comply in all material respects with all Legal Requirements and the GOM in connection with its performance hereunder, including performance of related ground services and delivery of goods for air transport services hereunder; and

          (f) Groundco will, pursuant to that Sublease dated of even date herewith between Airco and Groundco and attached hereto as Exhibit D (as amended from time to time, the "Sublease"), provide to Airco sufficient space at the Wilmington Air Park to serve as Airco's corporate headquarters.

                                  ARTICLE VIII
                          INDEMNIFICATION AND INSURANCE

          Section 8.1 Airco Indemnification. Airco hereby agrees to indemnify and hold harmless the Groundco Indemnified Parties from and against any and all liabilities, claims, demands, suits, judgments, damages and losses, including the costs and expenses (including reasonable attorney's fees and disbursements) incurred in connection therewith or incident thereto (collectively, "Losses") arising out of the death of or injury to any person whomsoever, including employees of Airco or Groundco, or arising out of loss of, damage to, or destruction of any property whatsoever, including cargo, the Aircraft and any other property of Groundco or of third parties, caused by, arising out of or in connection with Airco's performance hereunder or its possession, use, operation or maintenance of the Aircraft, including any equipment, machinery, spare engines and spare parts utilized to provide such services. Notwithstanding the foregoing, Airco's indemnification obligations herein (i) shall not extend to Losses to the extent caused by the gross negligence or willful misconduct of Groundco or any of the other Groundco Indemnified Parties; and (ii) are limited to the kinds and amounts of insurance Airco agrees to provide herein, unless such insurance coverage is unavailable through the fault of Airco, and except to the extent such obligations arise from the gross negligence or willful misconduct of Airco or its agents or employees.

          Section 8.2 Airco Insurance. During the term of this Agreement, Airco shall, to the extent available on commercially reasonable terms, maintain the following insurance in the form and with insurers reasonably satisfactory to Groundco and with terms and policy limits to be agreed upon by the Parties:

          (a) All risk hull and war risk insurance, including ground coverage, on the aircraft-valued form with sufficient limits for full recovery of the higher of Fair Market Value or Book Value of the Aircraft (unless a U.S. Government indemnity reasonably satisfactory to Groundco is provided in lieu thereof). These policies shall cover all geographical areas of operation contemplated under this Agreement. Any deductibles thereunder shall be paid by Airco, except such deductibles as may be payable as a result of damage caused solely by the gross negligence or willful misconduct of Groundco or any of the Groundco Indemnified Parties;

          (b) Aircraft liability insurance, including bodily injury and death, property damage and passenger legal liability in at least the amount of $1,000,000,000 combined single limit;

          (c) Worker's compensation as required by law and employer's liability insurance with a limit of not less than $1,000,000 per occurrence;

          (d) Comprehensive General Liability Insurance (including contractual liability) with a combined single limit of not less than $5,000,000;

          (e) Automobile liability insurance with a combined single limit of not less than $5,000,000;

          (f) Airport premises liability insurance with a combined single limit of not less than $500,000,000;

          (g) All risk cargo liability insurance in the minimum amount of $10,000,000 per occurrence;

          (h) Property insurance covering standard "all risk" perils for Airco owned equipment and facilities.

          (i) Crime insurance with a combined single limit of not less than $5,000,000;

          (j) Directors and Officers Insurance with a combined single limit of not less than $10,000,000;

          (k) Employment Practices Liability Insurance with a combined single limit of not less than $10,000,000;

          (l) Fiduciary liability insurance with a combined single limit of not less than $10,000,000.

          (m) The insurance in Subsections 8.2(b), (d), (e), (f), (g), (h), (i), and (k) shall include the following provisions:

               (i) An endorsement naming Groundco and the Groundco Indemnified Parties as additional insureds;

               (ii) A standard clause as to cross liability or severability of interests among parties appearing as insureds;

               (iii) An acceptance by the underwriters of the contractual obligations of Airco to Groundco as set forth in Subsection 8.1 above;

               (iv) A clause stating that Groundco's and the Groundco Indemnified Parties' interests are insured regardless of any breach or failure or violation by Airco of any warranties, representations, declarations or conditions contained in such policies, including the failure to pay premiums;

               (v) Waivers of underwriters' rights of subrogation against any party hereto, and its parent, its affiliated companies, and the officers, directors, agents and employees of each of those companies; and

               (vi) The insurance will be for primary coverage, without right of contribution from any insurance maintained by Groundco.

          Section 8.3 Groundco Indemnification(a) . (a) Groundco hereby agrees to indemnify and hold harmless the Airco Indemnified Parties from and against any and all Losses arising out of the death of or injury to any person whomsoever, including employees of Airco or Groundco, or arising out of loss of, damage to, or destruction of any property whatsoever, including cargo, the Aircraft and any other property of Airco or of third parties, including any equipment or machinery utilized to provide such services, caused by, arising out of or in connection with Groundco's performance of its obligations under this Agreement. Notwithstanding the foregoing, Groundco's indemnification obligations herein (i) shall not extend to Losses to the extent caused by the gross negligence or willful misconduct of Airco or any of the other Airco Indemnified Parties and (ii) are limited to the kinds and amounts of insurance Groundco agrees to provide herein, unless such insurance coverage is unavailable through the fault of Groundco, and except to the extent such obligations arise from the gross negligence or willful misconduct of Groundco or its agents or employees.

          Section 8.4 Groundco Insurance. During the term of this Agreement, Groundco shall, to the extent available on commercially reasonable terms, carry the following insurance, with insurers reasonably satisfactory to Airco and with terms and policy limits to be agreed upon by the Parties:

          (a) Cargo liability insurance in the amount of $10,000,000 per occurrence covering all cargo and shipments to be transported on flights operated by Airco under this Agreement;

          (b) Property insurance covering standard "all risk" perils for Groundco-owned equipment and facilities. Any deductibles thereunder shall be paid by Groundco, except such deductibles as may be payable as a result of damage caused by the gross negligence or willful misconduct of Airco or any of the Airco Indemnified Parties;

          (c) Automobile liability insurance with a combined single limit of not less than $5,000,000;

          (d) Comprehensive General Liability (including contractual liability) with a combined single limit of not less than $5,000,000

          (e) Worker's compensation as required by law and employer's liability insurance with a limit of not less than $1,000,000

          (f) Airport premises liability insurance with a combined single limit of not less than $500,000,000;

          (g) The insurance in Subsection 8.4(a), (b), (c), (d) and (f) shall include the following provisions:

               (i) Airco and the Airco Indemnified Parties shall be named as additional insureds;

               (ii) A standard clause as to cross liability or severability of interests among parties appearing as insureds;

               (iii) Acceptance by the underwriters of the contractual obligations of Groundco to Airco as set forth in Section 8.3 above;

               (iv) A clause stating that Airco's and the Airco Indemnified Parties' interests are insured regardless of any breach of, failure, or violation by, the procuring party of any warranties, representations, declarations or conditions contained in such policies;

               (v) waivers of underwriter's rights of subrogation against any respective party hereto, and its affiliated companies, and the officers, directors, agents and employees of each of those companies; and

               (vi) The insurance will be for primary coverage, without right of contribution from any insurance maintained by Airco.

          Section 8.5 Insurance Certificates. The Party procuring the insurance hereunder shall provide to the other Party hereto prior to the commencement of operations a certificate from the insurers that such insurance is in effect. These certificates shall state policy numbers, dates of expiration, and limits of liability thereunder.

          Section 8.6 Notice of Change or Cancellation. Each insurance policy, and each certificate evidencing the same, shall contain a provision that not less than thirty (30) days' advance notice will be given to the Parties hereto of cancellation or reduction in the insured value or reductions in type of perils to be insured against or any other material changes in the policies. War risk policies may be subject to standard war risk cancellation provisions and availability on commercially reasonable terms.

          Section 8.7 Payment of Premiums. If the procuring Party fails to pay its premiums when due on any or all of the foregoing policies for any reason whatsoever, the other Party may, at its sole discretion, pay such premiums and charge the other party therefor, and the procuring Party shall promptly reimburse the other party for such charges. Subject to Section 12.2(b), if any of the foregoing policies are canceled and not immediately replaced because they are not available on commercially reasonable terms, the Parties will promptly negotiate in good faith alternatives to such policies and/or seek replacement coverage under other policies.

          Section 8.8 Review of Insurance Coverage. The Parties will periodically review the scope and amount of insurance that Airco and Groundco are required to carry pursuant to Sections 8.2 and 8.4, and shall negotiate in good faith to effect such modifications to such requirements as may be advisable based on changes in market conditions, including availability of such coverage on commercially reasonable terms and increases in premiums.

          Section 8.9 Limitation on Indemnification. Notwithstanding Sections
8.1 and 8.3, neither Party shall be entitled to indemnification hereunder for lost profits, reputational damage or incidental, special or consequential damages, except to the extent such damages are required to be paid to a non-affiliated third party.

          Section 8.10 Indemnification Procedures. (a) If any Groundco Indemnified Party or Airco Indemnified Party (as applicable, the "Indemnified Party") receives notice of the assertion of any claim or the commencement of any action or proceeding by any entity that is not a Party to this Agreement or an Affiliate of such a Party (a "Third Party Claim") against such Indemnified Party with respect to which Airco or Groundco (as applicable, the "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party will promptly notify the Indemnifying Party of such Third Party Claim; provided, however, that the failure of such Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). The notice of claim shall state the nature of the claim, the amount of the liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnified Party, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnified Party shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or similar or related proceedings arising out of the same general allegations or a common set of facts. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnified Party unless such settlement includes as an unconditional term thereof the release of the Indemnified Party from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without any reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.

          (b) Any claim by an Indemnified Party with respect to Losses that do not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party shall have a period of 30 days within which to respond in writing to such Direct Claim, during which period the Indemnified Party shall forbear from filing any legal process in respect of such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Parties on the terms and subject to the provisions of this Agreement.

                                   ARTICLE IX
                               AIRCO'S OPERATIONS

          Section 9.1 Independent Contractors. The services contracted for herein shall be conducted by Airco solely as an independent contractor and neither it nor its employees, subcontractors, if any, or their employees, servants or agents, shall be deemed to be employees of Groundco. Additionally, any services provided by Groundco hereunder shall be conducted or provided solely as an independent contractor and neither Groundco nor its employees, subcontractors, if any, or their employees, servants or agents, shall be deemed to be employees of Airco.

          Section 9.2 Groundco Employees as Agents of Airco. Notwithstanding
Section 9.1, Groundco employees, agents and contractors shall be authorized to act as agents of Airco in connection with the issuance of airbills and other transportation documents, in the acceptance of materials and goods from shippers and in determining their suitability for air transportation and any other matters reasonably related thereto. Groundco and its employees, agents and contractors shall be governed by and shall act in compliance with Airco's FAA or TSA-approved security program, its policies and programs for the acceptance or rejection of hazardous materials or dangerous goods, its policies and procedures for DOT, FAA, and TSA compliance, in compliance with all Legal Requirements applicable to the provision of air transportation, including import/export laws, customs laws, and other commercial laws restricting or allowing such transportation, and in compliance with the GOM. Groundco and its employees, agents and contractors shall be authorized to act as an agent for Airco in determining whether to cause any materials or goods to be transported by Airco or to cause such materials or goods to be transported by any other U.S. air carrier or foreign carrier on an interline or any other basis. Such authorization shall include the power to complete and deliver interline manifests, airbills or other required transportation documents. Groundco employees, agents and contractors will meet or exceed Airco's Legal Requirements in regard to employee training and qualifications for weight and balance, hazardous material recognition, alcohol and drug testing, employee background checks and similar matters, in accordance with regulatory requirements for employees in safety sensitive positions. Groundco shall indemnify and hold Airco harmless from any and all loss, damage or liability arising from, out of or related to, the actions or omissions of the Groundco employees, agents and contractors under this Section 9.2.

          Section 9.3 Procedures Under GOM. At those airport locations where loading, unloading, and weight and balance calculations are performed by Groundco, Airco shall train and audit employees of Groundco at each such location to conduct and perform the loading (including with respect to hazardous materials), weight and balance calculations, ramp operations and fueling operations required by the FAA to be performed for each of the flight operations to be flown by Airco for Groundco hereunder. The employees and agents of Groundco shall not become the employees of Airco as a consequence thereof, but shall be acting as agents for Airco when performing such loading, weight and balance, ramp operations and fueling operations or calculations. Any employees or agents not qualified or capable of performing such work shall be identified to Groundco by Airco, and if requested to do so by Airco, such employees or agents shall be promptly removed from doing such work.

          Section 9.4 Access to Locations. Groundco shall provide access to and use of certain space or locations at facilities leased or licensed by Groundco at the airports to be served under this Agreement in order to enable, under appropriate FAA or TSA security requirements, Airco, its Affiliates or the respective employees, agents or contractors thereof, (i) to deliver materials and goods to the Aircraft and to retrieve such materials and goods from the Aircraft, (ii) to provide the ground handling and ground servicing of the Aircraft that is contemplated hereunder, (iii) to provide the operational support for the Aircraft that is contemplated hereunder (including the calculation and preparation of weight and balance calculations that are being performed by Airco pursuant to Section 2.8), (iv) to store Aircraft, spare parts, mechanic's equipment, ramp equipment and provide work space and (v) to interact with Groundco as may be required to conduct the business of Airco in the U.S. or other applicable jurisdictions. At any airport where Airco provides the ACMI Services, Airco and Groundco shall use their respective commercially reasonable efforts to obtain all credentials and make all arrangements with the airport as shall be required to allow Groundco employees to have access to the airport operations areas of such airports in accordance with the security plans or arrangements in place at such airports pursuant to the Legal Requirements issued by the FAA, DOT and TSA. Employees of each of the Parties shall act in accordance with the requirements of Airco's FAA and TSA-approved security plan or the plans and arrangements in effect at any airport receiving services hereunder, including but not limited to the maintenance of known shipper lists, the screening of materials or goods placed aboard any aircraft, including the Aircraft covered hereunder, and the restrictions on access to any airport areas where security limitations are imposed.

                                    ARTICLE X
                                  COMPENSATION

          Section 10.1 Base Compensation(a) In exchange for the services provided by Airco to Groundco under this Agreement, Groundco shall (i) reimburse Airco, in accordance with the terms hereof, for all of the costs described in
Section 10.2(a) that Airco incurs in providing the ACMI Services to Groundco, such costs to be determined in accordance with this Article X (such amount, the "Cost Recovery Amount") and (ii) pay Airco a fee equal to (x) the base mark-up determined pursuant to Section 10.1(b) (the "Base Markup" and, together with the Cost Recovery Amount, the "Base Compensation") and (y) subject to Section 10.1(d), the incremental markup determined pursuant to Section 10.1(c) (the "Incremental Markup"). Airco's good faith estimate of the Cost Recovery Amount for the third fiscal quarter of 2003 is set forth in Schedule 10.1. Prior to the Effective Time, the Parties agree to update Schedule 10.1, in accordance with the provisions of Section 10.4, in order to reflect the actual costs experienced by Airco during the intervening quarter or quarters prior to the Effective Time and the impact of such actual costs on estimated costs for the four quarters immediately following the Effective Time. Such updated Schedule 10.1 shall be the initial Cost Recovery Amount for the period immediately following the Effective Time.

          (b) the Base Markup shall be 1.75% and shall be payable (x) on all Cost Recovery Amount items described in Section 10.2(a) and (y) contemporaneously with each payment of any Cost Recovery Amount; and

          (c) the Incremental Markup shall be payable subject to Section 10.1(d) and shall consist of:

               (i) with respect to each applicable quarterly or annual period, a cost component equal to, subject to Sections 10.1(e) and 10.1(g): (A) 0.25% of any reduction of up to 4.0% in Airco's Cost Per Block Hour during such period as compared with Airco's targeted Cost Per Block Hour in respect of such period as set forth in the applicable Costs Estimate, plus, (B) 0.35% of any amount of reduction in excess of 4.0% (if any) in Airco's Cost Per Block Hour during such period as compared with Airco's targeted Cost Per Block Hour in respect of such period as set forth in the applicable Costs Estimate, in each case multiplied by the Cost Recovery Amount for such period; provided, however, that during the first year following the Effective Time, no Incremental Markup shall be payable in respect of any percentage reduction in Airco's Cost Per Block Hour during any applicable period within such period that is greater than 5.0%. After the first anniversary of the Effective Time, Groundco shall review the desirability of maintaining such 5.0% limitation with respect to subsequent periods. An illustration of the application of this formula based on hypothetical figures is provided in footnote 1./1/

     plus:

               (ii) a service quality component equal to the Incremental Markup Percentage calculated according to the following table multiplied by the Cost Recovery Amount in respect of the applicable year:

--------------------------------------------------------------------
    On Time Performance Standard       Incremental Markup Percentage
--------------------------------------------------------------------
98.3% or greater but less than 98.6%                0.05%
--------------------------------------------------------------------
98.6% or greater but less than 98.9%                0.10%
--------------------------------------------------------------------
98.9% or greater but less than 99.1%                0.15%
--------------------------------------------------------------------
99.1% or greater but less than 99.3%                0.20%
--------------------------------------------------------------------
          99.3% or greater                          0.25%
--------------------------------------------------------------------

          (d) No part of the Incremental Mark-Up shall be payable to Airco unless at least 25% of such amount shall be placed in a senior and middle management bonus plan the terms of which shall be determined by the Board of Directors of Airco.

          (e) Within 60 days after the end of each fiscal quarter in respect of which the cost component of the Incremental Markup was earned, Groundo will pay to Airco 40% of such cost component.

          (f) Within 90 days after the end of each fiscal year, Groundco shall pay to Airco an amount equal to 60% of the cost component of the annual Incremental Markup earned for the fiscal year then ended, such cost component to be calculated in accordance with Section

----------
/1/  Actual Block Hours                 = 25,000
     Target Cost Per Block Hour         = $3,000
     Actual Cost Per Block Hour         = $2,950
     Target Cost Recovery Amount        = $75,000,000
     Actual Cost Recovery Amount        = $73,750,000
     Actual Cost Reduction (%)          = $1,250,000 (1.67%)
     Applicable award @ 1.67% Reduction = 25%
     Incentive award                    = $312,500

10.1(c)(i), based upon the reduction in Airco's Cost Per Block Hour during the fiscal year then ended.

          (g) The service quality component of the Incremental Markup shall be payable annually, within 90 days after the end of each fiscal year, in respect the fiscal year then ended, in an amount equal to the Incremental Markup Percentage determined pursuant to the table set forth in Section 10.1(c)(ii), multiplied by the aggregate Cost Recovery Amount payable during such fiscal year.

          (h) In the event of any extraordinary increase or decrease in the number of block hours flown within any applicable period, Groundco will consult with Airco to determine, and may make at Groundco's option, a commensurate adjustment to the applicable thresholds for determining the cost component of the Incremental Markup in respect of any such affected period. The Parties acknowledge that the applicable thresholds for determining the cost and service components of the Incremental Markup for the first year following the Effective Time have been prepared based upon historical cost and service information provided by Airco to Groundco, and Groundco shall have the right to adjust such threshholds after the date hereof if it determines that the actual data pertaining to such historical periods differs from the data provided to it by Airco.

          Section 10.2 Cost Recovery Amount (a) The Cost Recovery Amount shall include all of Airco's costs incurred in providing the ACMI Services pursuant to this Agreement, including:

               (i) all costs associated with the ownership, possession or use of the Aircraft to the extent that such costs are not otherwise specified in this Agreement as being for the account of or to be paid by either Groundco or Airco (including depreciation costs determined in accordance with GAAP and on a basis consistent with the determination of such depreciation costs as set forth in the Closing Balance Sheet (as defined in the Merger Agreement), subject to changes required by GAAP; provided that, for purposes hereof, no adjustment to depreciation costs shall be made which are based on or attributable to a termination or non-renewal, or expected termination or non-renewal, of this Agreement; and lease and financing costs incurred by Airco with respect to the Aircraft);

               (ii) all costs for fully qualified, licensed and experienced cockpit crews as necessary to fly the Aircraft, as well as compliance with the latest Category II weather standards, including all recurrent, upgrade, requalification, transition or other training for flight crews, mechanics, dispatchers or other personnel required as a result of attrition or operational requirements, Airco's training and safety program or FAA or other Governmental Authority directives;

               (iii) all compensation and benefits of Airco's employees engaged in the provision of ACMI Services hereunder (other than the allocable share of compensation and benefits attributable to the performance of Supplemental Flying or Independent Services), including salaries, social security, insurance, uniforms, payroll taxes, health and medical benefits, retirement benefits and other fringe benefits, per diem and meals for the flight crews, maintenance crews, crew scheduling, dispatchers, supervisory and administrative personnel, and all related expenses, including accommodations and transportation at, to and from any airport or station, for the flight crews, ground staff and other Airco personnel;

               (iv) all costs of providing the retirement benefits and retiree welfare benefits to former employees of Airco, including those who terminated employment prior to the Effective Time;

               (v) all costs incurred in maintaining and repairing of the Aircraft and flight simulators as required by the FAA and by Airco's FAA-approved maintenance programs, including the cost of oil or other incidental fluids;

               (vi) all costs incurred in preparing and submitting to Groundco, at its reasonable request, reports concerning flight exceptions, aircraft systems and engine reliability, including the reports set forth in Schedule 2.6 to this Agreement;

               (vii) all costs incurred in the preparation of all flight-related documents related to the ACMI Services, except flight-related documents that will be prepared by Groundco's employees or agents;

               (viii) all costs associated with coordination between Airco's flight or airline control and/or dispatch functions and the ground operations and non-airline system control function performed by or for Groundco to facilitate the timely and efficient performance of Groundco services;

               (ix) all costs associated with the insurance policies required by
          Section 8.2 of this Agreement;

               (x) all expenses associated with Airco's regulatory compliance (including record-keeping, training, development of manual(s)/forms, regulatory communications and any fines/penalties (except for fines/penalties incurred as a result of gross negligence or willful misconduct);

               (xi) all administrative or corporate overhead expenses of Airco, except to the extent allocated, pursuant to Section 4.2, to Airco's provision of Third Party Services;

               (xii) subject to Section 12.3, costs associated with expansion, contraction or redeployment of Aircraft or Airco personnel, including any termination and relocation benefits;

               (xiii) costs under any employee incentive program in effect at the Effective Time (including, for the avoidance of doubt, Airco's Management Incentive Program and Star Program) or adopted by Airco at the request of Groundco to encourage improvements in services and costs;

               (xiv) Depreciation costs of equipment owned by Airco (including flight simulators and other training equipment) and spare parts;

               (xv) costs incurred by Airco in performing its obligations under
          Section 9.3;

               (xvi) any costs related to Airco applying for, obtaining or maintaining Route Authorizations pursuant to Section 2.5; and

               (xvii) all costs incurred by Airco in accordance with Section 2.7 in connection with entering into and performing under third-party vendor contracts related to Tertiary Markets.

          (b) The Cost Recovery Amount shall not include costs attributable to any of the following, which Groundco, at its option, will either procure or provide at its own expense or, if Groundco elects not to procure or provide the following items, Airco shall provide such items and Groundco will promptly reimburse Airco for any out of pocket costs incurred in providing such items:

               (i) fuel for the Aircraft; provided that any fuel purchase by Groundco shall be as agent for Airco, and Groundco shall be authorized to purchase such fuel in the name of Airco; and provided that such amounts shall be prepaid by Groundco to Airco;

               (ii) airport landing, parking ramp and aircraft servicing fees (including, but not limited to, de-icing, ground support equipment and fueling) at all stations;

               (iii) all fees for use of or access to navigational aids and overfly permits;

               (iv) all Animal, Plant Health Inspection Service fees charged for inspections of plants or animals;

               (v) any taxes of Airco other than income taxes or taxes attributable to Airco's performance of Third Party Services.

               (vi) taxes, duties and charges levied by any Governmental Authority on Groundco freight;

               (vii) all interest expense in respect of Airco's obligations under the First Promissory Note.

               (viii) all fines levied by any Government Authority against Airco arising as a result of actions taken by or at the direction of Groundco or from cargo tendered to Airco by Groundco;

               (ix) to the extent agreed by the Parties to be Groundco expenses pursuant to Section 10.7, all capital expenditures of Airco in connection with providing the ACMI Services;

               (x) any amounts payable by Airco to Groundco pursuant to the Sublease Agreement, dated of even date herewith, between Groundco, as sublessor, and Airco, as sublessee; and

               (xi) all costs incurred by Airco in obtaining alternative or replacement facilities as necessary to continue performing the ACMI Services if the facilities under the Sublease become unavailable, including following any casualty or partial condemnation of any facilities used in performing the ACMI Services.

          (c) The Cost Recovery Amount shall not include, and Airco shall not be entitled to reimbursement of any amounts incurred in respect of, any of the following:

               (i) any income tax of Airco;

               (ii) any costs related to Airco applying for, obtaining or maintaining any and all licenses or other operating authorities issued by any Governmental Authority required solely for the performance of Third Party Services;

               (iii) all administrative or corporate overhead expenses of Airco, allocated, pursuant to Section 4.2, to Airco's provision of Third Party Services;

               (iv) all interest expense in respect of Airco's obligations under the Second Promissory Note; and

               (v) all amounts payable by Groundco pursuant to Section 10.1 of the Employee Matters Agreement.

          (d) Notwithstanding Section 10.2(a)(iii), to the extent that the average increase in stated hourly wage rate scales for the positions applicable to hourly workers, stated hourly wage rate range scales for positions of non-exempt workers or stated annual salary range scales for the positions of exempt workers (including, with respect to non-exempt and exempt workers, potential bonus opportunity based on the merit matrix), in each case as currently specified in Airco's pay policy for Airco employees engaged in the provision of the ACMI Services hereunder is more than the lesser of 3% per annum or the CPI Rate plus 0.5% per annum measured on a same quarter comparison to the corresponding quarter in the prior year (the "Labor Cost Cap"), such increases shall not be included in the Cost Recovery Amount. Nothing in the preceding sentence shall prohibit Airco from moving employees up or down scales, giving seniority increases or providing pay increases consistent with past practice and the pay policy. Set forth on Exhibit B is the Airco pay policy in effect at the Effective Time. The average increase in hourly wage rates/stated annual salary shall be submitted by Airco in the Adjustments Statement described in Section
10.4 and any objections by Groundco or disputes shall be resolved in accordance with Section 10.4. In connection with the quarterly planning process described in Section 6.3, the Parties will review the Labor Cost Cap and negotiate in good faith any increases or decreases to the Labor Cost Cap reasonably required to reflect changes in the ACMI Services, labor markets, industry conditions, general economic conditions and the needs of the Parties.

          Section 10.3 Determination of Cost Recovery Amount (a) At least 120 days prior to the beginning of each fiscal year, Groundco shall provide Airco with its Forecast of Operating Requirements for the upcoming fiscal year.

          (b) As promptly as practicable (but in any event at least 60 days prior to the beginning of each fiscal year), Airco shall deliver to Groundco a detailed statement setting forth an estimate of the Cost Recovery Amount (the "Costs Estimate") for the upcoming year, which shall be based on amounts actually incurred in respect of the items described in Section 10.2(a) in the prior fiscal year and Airco's good faith estimates as to any increases in such amounts in the coming fiscal year. At any time, Airco shall permit Groundco and its counsel, financial advisors, auditors, consultants, employees and other authorized representatives (collectively, the "Representatives") to have reasonable access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere in the conduct of Airco's business, to Airco's properties, books, records and personnel for the purpose of auditing the Costs Estimate. Within 30 days of the receipt of the Costs Estimate, Groundco may deliver to Airco a written notice setting forth any objections to the Costs Estimate. If Groundco does not so object within such 30 day period, the Costs Estimate will be final and binding as the Cost Recovery Amount for the following year.

          (c) If Groundco so objects within such 30 day period, Groundco and Airco shall use their reasonable efforts to resolve by written agreement, within 15 days after the receipt by Airco of Groundco's objections, any differences as to the Costs Estimate. During such 15 day period, Airco shall continue to provide Groundco and its Representatives with reasonable access to its properties, books, records and personnel. If Airco and Groundco resolve all such differences, the Costs Estimate, as adjusted by the agreed adjustments, shall be final and binding (subject to Section 10.4 and subject to any changes in costs resulting from modifications of the ACMI Services permitted by Article VI) as the Cost Recovery Amount for the following year. If the fiscal year has begun without resolution of the Costs Estimate, then Groundco shall pay the Base Compensation based on amounts paid in the prior quarter.

          (d) If Groundco's objections are not resolved by agreed adjustments within fifteen (15) days after the receipt by Airco of Groundco's objections, then Airco and Groundco shall promptly submit the items of disagreement to an industry expert mutually acceptable to Groundco and Airco, and such Person (the "Industry Expert") shall be directed by Airco and Groundco to resolve such items of disagreement (based solely on information provided to the Industry Expert by, or available from, Airco and Groundco) as promptly as reasonably practicable and to deliver written notice to each of Airco and Groundco setting forth its resolution of the disputed matters (such notice to include a worksheet setting forth all material calculations used in arriving at such resolution). The Costs Estimate, after giving effect to any agreed adjustments and to the resolution of disputed matters by the Industry Expert, shall be final and binding as the Cost Recovery Amount for each week and quarter of the following year. The fees and expenses of the Industry Expert shall be allocated between Airco and Groundco in the same proportion that the aggregate amount of the disputed items so submitted to the Industry

Expert that is unsuccessfully disputed by each such party (as finally determined by the Industry Expert) bears to the total amount of such disputed items so submitted.

          (e) Unless specified in the then effective Costs Estimate, Groundco shall notify Airco of the Base Compensation applicable to the next week by Thursday of the prior week.

          (f) Groundco shall submit written purchase orders (each a "Purchase Order") to Airco in respect of any changes to the ACMI Services not contemplated by the most recent Forecast of Operating Requirements.

          Section 10.4 Quarterly Adjustments. Within forty-five (45) days following the last calendar day of a fiscal quarter, Airco shall deliver to Groundco a statement setting forth any adjustments (the "Adjustments Statement") to the Cost Recovery Amount to reflect the actual costs experienced by Airco during the prior quarter. Within thirty (30) days of the receipt of the Adjustments Statement, Groundco may deliver to Airco a written notice setting forth any objections to the Adjustments Statement. If Groundco does not so object within such thirty (30) day period, the Adjustments Statement will be final and binding and the amount payable thereunder shall be paid as promptly as practicable, and in any event within 15 Business Days, by either Airco or Groundco, as applicable, by wire transfer of immediately available funds to an account designated by the other Party. If Groundco objects to the information contained in the Adjustments Statement and Groundco's objections are not resolved by agreed adjustments within fifteen (15) days after the receipt by Airco of Groundco's objections, the Parties shall promptly submit the items of disagreement to an independent auditor mutually acceptable to Groundco and Airco (the "Independent Auditor") to determine the actual costs incurred by Airco in respect of such items, and the Independent Auditor shall as promptly as reasonably practicable deliver written notice to each of Airco and Groundco setting forth its resolution of the disputed matters (such notice to include a worksheet setting forth all material calculations used in arriving at such resolution). The Adjustments Statement, after giving effect to any agreed adjustments and to the resolution of disputed matters by the Independent Auditor, shall be final and binding as the adjustments for the previous quarter and the amount payable thereunder shall be paid as promptly as practicable (and in any event within 15 Business Days) by either Airco or Groundco, as applicable, by wire transfer of immediately available funds to an account designated by the party receiving such funds. The fees and expenses of the Independent Auditor shall be allocated between Airco and Groundco in the same proportion as the aggregate amount of the disputed items so submitted to the Independent Auditor that are unsuccessfully disputed by such party (as finally determined by the Independent Auditor) bears to the total amount of such disputed items so submitted.

          Section 10.5 Payment of Base Compensation (a) Subject to Section 10.5(b), Groundco will pay the Base Compensation weekly, in advance, by wire transfer to Airco on Monday of each week (or, if such day is not a Business Day, on the immediately succeeding

Business Day), of the Cost Recovery Amount for the forthcoming week (as determined pursuant to Section 10.3) plus the applicable Base Markup.

          (b) If, at any time prior to December 31, 2005, all cash and cash equivalents and investments or other financial assets of any and every nature held by Airco ("Cash") is less than $60 million (the difference between $60 million and Airco's actual Cash being referred to herein as the "Deficiency Amount"), Airco may request that Groundco (and Groundco shall if so requested) prepay (a "Prepayment"), by wire transfer to Airco contemporaneously with the next payment of Base Compensation and in addition to the Base Compensation for the forthcoming week payable pursuant to Section 10.5(a), the Base Compensation payable in respect of: (i) if the Deficiency Amount is less than $20 million, the Base Compensation for the one week immediately following the forthcoming week, (ii) if the Deficiency Amount is $20 million or more (but less than $40 million), the Base Compensation for the two weeks immediately following the forthcoming week and (iii) if the Deficiency Amount is $40 million or greater, the Base Compensation for the three weeks immediately following the forthcoming week; provided, however, that Airco may not make a request for Prepayment at any time after it has made requests (in one or multiple requests) for Prepayments for a total of three weeks, until the aggregate amount of Prepayments has been reduced in accordance with this Section 10.5 by the amount of the Prepayment in respect of (x) one week, in which case a Prepayment request for one week may be made, (y) two weeks, in which case a Prepayment request for two weeks may be made or (z) the entire aggregate Prepayment Amount, in which case a Prepayment request for three weeks may be made. Airco shall maintain a record of the date and amount of each such Prepayment (such record being referred to herein as the "Prepayment Account") and the Prepayment Account shall have a starting balance of zero, which shall be (i) increased by the amount of each Prepayment (each of which shall be deemed to be a credit of Groundco to be applied towards future payments of Base Compensation as provided in Section 10.5(c) or other amounts owing hereunder or repaid as set forth in this Section 10.5) and (ii) decreased, dollar-for-dollar, by the amount of all costs incurred by Airco in providing the ACMI Services in respect of which Groundco has not paid the Base Compensation, as provided in Section 10.5(c).

          (c) At any time from and after the first anniversary of the making of each Prepayment or, if such first anniversary falls after December 31, 2005, from and after December 31, 2005, Groundco shall be entitled to apply the aggregate amount of such Prepayment then on balance in the Prepayment Account as a credit against future payments of Base Compensation or other amounts owing hereunder and, if Groundco so elects to apply such amount (or any portion thereof) as a credit against future payments of Base Compensation pursuant to this Section 10.5(c), then the Base Compensation payable pursuant to Section 10.5(a) shall be reduced accordingly.

          (d) If, as of January 1 or July 1 of each of 2003, 2004 and 2005, Airco's Cash exceeds $60 million and there is a positive balance in the Prepayment Account, Airco shall, within two Business Days after any such date, as applicable, pay to Groundco, by wire transfer to an account designated by Groundco, an amount equal to the lower of (i) the excess of Airco's actual Cash as of such date over $60 million or (ii) the balance in the Prepayment Account.

          (e) Within two Business Days following the occurrence of (i) a Change of Control or (ii) any expiration or termination of this Agreement, Airco shall pay to Groundco, by wire transfer to an account designated by Groundco, an amount equal to the balance then outstanding in the Prepayment Account.

          (f) Airco shall maintain complete and accurate records to support and document each Prepayment, the Prepayment Account and Airco's Cash for purposes of this Section 10.5, and shall provide to Groundco such information in respect thereof as Groundco may reasonably request in order to substantiate any matters pertaining to this Section 10.5. In the event that Groundco disputes the amount of any payment owed by Airco pursuant to this Section 10.5, the Parties shall use their reasonable efforts to resolve by written agreement, within 15 days after the receipt by Airco of Groundco's objections, any differences as to such amount. During such 15 day period, Airco shall continue to provide Groundco and its Representatives with reasonable access to its properties, books, records and personnel. If Airco and Groundco resolve all such differences, the amount at issue, as adjusted by the agreed adjustments, shall be final and binding. If Groundco's objections are not resolved by agreed adjustments within fifteen (15) days after the receipt by Airco of Groundco's objections, then Airco and Groundco shall promptly submit the items of disagreement to an industry expert mutually acceptable to Groundco and Airco, and such Person (the "Industry Expert") shall be directed by Airco and Groundco to resolve such items of disagreement (based solely on information provided to the Industry Expert by, or available from, Airco and Groundco) as promptly as reasonably practicable and to deliver written notice to each of Airco and Groundco setting forth its resolution of the disputed matters (such notice to include a worksheet setting forth all material calculations used in arriving at such resolution). The fees and expenses of the Industry Expert shall be allocated between Airco and Groundco in the same proportion that the aggregate amount of the disputed items so submitted to the Industry Expert that is unsuccessfully disputed by each such party (as finally determined by the Industry Expert) bears to the total amount of such disputed items so submitted.

          Section 10.6 Revenue from Third Party Services (a) In connection with Supplemental Flying during the first year following the Effective Time, Airco shall pay Groundco a fee equal to (i) $. per hour for Supplemental Flying using DC-9 Aircraft, (ii) $. per hour for Supplemental Flying using DC-8 Aircraft and
(iii) $. for Supplemental Flying using Boeing 767 Aircraft. Following the first anniversary of the Effective Time, the Parties agree to negotiate in good faith to determine a commercially reasonable fee payable by Airco to Groundco in respect of such Supplemental Flying.

----------
.. The parties have requested confidential treatment of the information redacted. The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

          (b) In connection with Filler Cargo Services during the first year following the Effective Time, Airco shall pay Groundco a fee equal to $. per pound of Filler Cargo transported. Following the first anniversary of the Effective Time, the Parties agree to negotiate in good faith to determine a commercially reasonable fee payable by Airco to Groundco in respect of such Filler Cargo Services.

          (c) (i) Within ten (10) Business Days of the end of each month, Airco shall deliver to Groundco a detailed statement setting forth the amounts due to Groundco in accordance with Sections 10.6 (a) and (b) for such month, as well as any amounts due Groundco pursuant to
          Section 4.3 of this Agreement during such month (the "Third Party Payment Estimate"). Following receipt of the Third Party Payment Estimate, Airco shall permit Groundco and its Representatives to have reasonable access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere in the conduct of Airco's business, to Airco's properties, books, records and personnel for the purpose of auditing the Third Party Payment Estimate. Within ten (10) Business Days of the receipt of the Third Party Payment Estimate, Groundco may deliver to Airco a written notice setting forth any objections to the Third Party Payment Estimate. If Groundco does not so object within such 10 Business Day period, the Third Party Payment Estimate will be final and binding and Airco shall promptly pay the amount set forth in the Third Party Payment Estimate to Groundco.

               (i) If Groundco so objects within such 10 Business Day period, Groundco and Airco shall use their reasonable efforts to resolve by written agreement, within two (2) Business Days after the receipt by Airco of Groundco's objections, any differences as to the Third Party Payment Estimate. During such 2 Business Day period, Airco shall continue to provide Groundco and its Representatives with reasonable access to its properties, books, records and personnel. If Airco and Groundco resolve all such differences, the Third Party Payment Estimate, as adjusted by the agreed adjustments, shall be final and binding and Airco shall promptly pay the amount set forth in the Third Party Payment Estimate to Groundco.

               (ii) If Groundco's objections are not resolved by agreed adjustments within two (2) Business Days after the receipt by Airco of Groundco's objections, then Airco and Groundco shall promptly submit the items of disagreement to an Independent Auditor who shall be directed to resolve such items of disagreement (based solely on information provided to the Independent Auditor by, or available from, Airco and Groundco) as promptly as reasonably practicable and to deliver written notice to each of Airco and Groundco setting forth its resolution of the disputed matters (such notice to include a worksheet setting forth all material

----------
.. The parties have requested confidential treatment of the information redacted. The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

          calculations used in arriving at such resolution). The Third Party Payment Estimate, after giving effect to any agreed adjustments and to the resolution of disputed matters by the Independent Auditor, shall be final and binding and Airco shall promptly pay the amount set forth in the Third Party Payment Estimate to Groundco. The fees and expenses of the Independent Auditor shall be allocated between Airco and Groundco in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Auditor that are unsuccessfully disputed by each such party (as finally determined by the Independent Auditor) bears to the total amount of such disputed items so submitted.

          Section 10.7 Capital Expenditures. The Parties anticipate that Airco's compensation will be sufficient to cover capital expenditures in the ordinary course. To the extent that Airco's cash resources are not sufficient to fund any capital expenditures necessary to provide the ACMI Services, to the extent agreed by the Parties in connection with determining the capital budget portion of the applicable Costs Estimate, Groundco will fund such necessary capital expenditures in excess of those capital expenditures to be funded by Airco, either, in its sole discretion, directly or through modifying the compensation payable under this Agreement; provided, that if Groundco elects to fund all or some portion of any capital expenditure, the portion of such capital expenditure funded by Groundco will be excluded from the Cost Recovery Amount.

          Section 10.8 Records. Airco shall maintain complete and accurate records to support and document all costs related to its provision of the ACMI Services, including with respect to the Cost Recovery Amount, Supplemental Flying and Filler Cargo Services, in each case in accordance with GAAP consistently applied to past periods in all material respects. Airco shall provide reasonable statements of costs incurred and will make its financial personnel available to discuss such statements.

                                   ARTICLE XI
                                      TERM

          Section 11.1 Term; Renewal. The term of this Agreement (the "Term") shall commence at the Effective Time and shall terminate on the day immediately preceding the seventh (7th) anniversary of the Effective Time (the "Expiration Date"), unless earlier terminated under the express terms hereof or unless extended as provided below. The Term shall automatically renew for an additional three (3) years after the Expiration Date upon substantially the same terms and conditions, modified only to reflect those changes to the provision of services under the Agreement that have evolved and been incorporated in this Agreement at the time of renewal, unless either Party provides the other written notice of its intent not to renew the Agreement not less than one (1) year prior to the Expiration Date; provided that the Term shall not renew automatically, but may be extended in Groundco's discretion, if in the twelve month period prior to the renewal date Airco is in default under Section 13.1(a), subject to Section 13.3(c).

                                   ARTICLE XII
                                   TERMINATION

          Section 12.1 Termination by Airco. Airco may terminate this Agreement at any time upon written notice:

          (a) subject to and in accordance with Section 13.3, following a Groundco Event of Default;

          (b) upon two Business Days prior written notice to Groundco after an event of Force Majeure shall have continued for 30 days; provided, however, that Airco may not terminate this Agreement pursuant to this Section 12.1(b) so long as Groundco elects to continue paying the Cost Recovery Amount.

          Section 12.2 Termination Rights of Groundco. Groundco may terminate this Agreement upon written notice:

          (a) subject to and in accordance with Section 13.3, at any time following an Airco Event of Default;

          (b) in the event that Airco fails to maintain at all times during the Term the insurance required pursuant to Section 8.2(a);

          (c) upon the occurrence of a Change of Control without the prior written consent of Groundco, if any Person or Persons acquiring stock or becoming a director or officer of Airco in connection with such Change of Control is a major integrated international air express delivery company with annual revenues in excess of $5 billion or is an Affiliate of such company (or is a director or officer of such company or its Affiliates, as applicable);

          (d) upon two Business Days prior written notice to Airco after an event of Force Majeure shall have continued for 30 days; and

          (e) with respect to any Aircraft as provided in Article VI.

          Section 12.3 Termination Costs.

          (a) Termination by Airco. If Airco terminates this Agreement pursuant to Section 12.1(a), Groundco shall not be obligated to pay any termination costs specified in Section 12.3(c) or 12.3(d) of this Agreement, and Airco shall retain any remedies it may have against Groundco at law or in equity. If Airco terminates this Agreement pursuant to Section 12.1(b) and such termination was predicated upon an event of Force Majeure related to any labor dispute at Airco, Groundco shall not be obligated to pay or reimburse Airco for any costs associated with such termination. If Airco terminates this Agreement pursuant to
Section 12.1(b) and such termination was predicated upon an event of Force Majeure not related to a labor dispute at Airco, Groundco shall reimburse Airco for all costs associated with such termination.

          (b) Termination by Groundco. In the event Groundco terminates this Agreement pursuant to Sections 12.2(a), (b) or (c), Groundco will not be obligated to pay any termination costs specified in this Agreement. If Groundco terminates this Agreement pursuant to Section 12.2(d) and such termination was predicated upon an event of Force Majeure related to any labor dispute at Airco, Groundco shall not be obligated to pay or reimburse Airco for any costs associated with such termination. If Groundco terminates this Agreement pursuant to Section 12.2(d) and such termination was predicated upon an event of Force Majeure not related to a labor dispute at Airco, Groundco shall reimburse Airco for all costs associated with such termination.

          (c) Early Termination of an Aircraft by Groundco. In the event Groundco elects to terminate this Agreement with respect to any specific Aircraft and such termination results in the aggregate number of Aircraft exceeding the number of Aircraft required to perform the ACMI Services, (i) Groundco will reimburse Airco for any direct costs (other than depreciation and employee termination costs) resulting from such termination of an Aircraft, and the Parties will use their commercially reasonable efforts to minimize any such direct costs and (ii) unless such termination results from a termination of this Agreement pursuant to Section 12.2(c) and Groundco elects to terminate such right by delivering written notice of such termination to Airco, Airco will have the right to put (the "Put Option") to Groundco the Aircraft that Groundco in its sole discretion has so elected to terminate (a "Released Aircraft") in accordance with the following provisions if any value with respect to the Released Aircraft remains undepreciated for purposes of Airco's Financial
Statements:

               (i) If Airco's total shareholders equity would be in excess of $100 million after giving effect to any writedowns reasonably anticipated by Airco to be associated with the disposition of a Released Aircraft:

                    (A) the Put Price will be the lower of the Book Value or Fair Market Value of the Released Aircraft; and

                    (B) Airco's shareholders equity will be decreased by the difference (if any) between Book Value and Fair Market Value;

               (ii) If Airco's total shareholders equity would not be in excess of $100 million after giving effect to any writedowns reasonably anticipated by Airco to be associated with the disposition of a Released Aircraft and any amounts remain outstanding in respect of the First Promissory Note:

                    (A) the Put Price will be the lower of the Book Value or Fair Market Value of the Released Aircraft; and

                    (B) the amounts owed by Airco under the First Promissory Note will be reduced by the excess (if any) of Book Value over Fair Market Value so long as the First Promissory Note is outstanding; or

               (iii) If Airco's total shareholders equity would not be in excess of $100 million after giving effect to any such writedown and the First Promissory Note is no longer outstanding, the Put Price will be the higher of the Book Value or Fair Market Value of the Released Aircraft.

          (d) Released Aircraft Statement. No later than 30 days following receipt by Airco of a written notice of Groundco's intention to terminate this Agreement with respect to a Released Aircraft, Airco shall, if it elects to exercise its Put Option with respect to such Released Aircraft, prepare or cause to be prepared, in accordance with GAAP, and delivered to Groundco a statement (the "Released Aircraft Statement") setting forth (i) the Book Value and the Fair Market Value (as determined by the Board of Directors of Airco) of the Released Aircraft and (ii) the current amount of Airco's shareholder equity as set forth in Airco' most recent month-end financial statements and (iii) a statement of the total shareholders equity reasonably anticipated for Airco after giving effect to any writedowns associated with the disposition of the Released Aircraft. If applicable, the Fair Market Value shall then be promptly determined as provided in the definition thereof. As promptly as practicable following the receipt by Groundco of the Released Aircraft Statement (and in any event within 10 Business Days after the later of delivery thereof or, if applicable, the determination of Fair Market Value), Groundco shall, subject to the closing of the transaction pursuant to the next sentence, make a payment to Airco by wire transfer of immediately available funds of the put price (the "Put Price") payable in accordance with section 12.3(c). Upon the closing of the transaction in accordance with the procedures and the delivery of documents set forth in Exhibit C, Groundco shall pay the Put Price and Airco shall deliver the Released Aircraft to Groundco or its designee at such location within the continental United States as Groundco shall reasonably request; provided that, if the Released Aircraft is not then situated at the location requested by Groundco, Groundo shall reimburse Airco's costs for transporting the Aircraft to the location requested by Groundco.

          Section 12.4 Expiration Without Renewal.

          (a) Termination Costs and Put Option. In the event this Agreement is allowed to expire on the Expiration Date without the Term being extended automatically as provided in Subsection 11.1, (i) Groundco will promptly upon notice reimburse Airco for the costs of terminating any unexpired third party maintenance contracts relating to the Aircraft (provided that the Parties will use their commercially reasonable efforts to minimize any termination costs associated therewith) and (ii) if, after giving effect to any asset writedowns, payment of expiration costs (other than costs associated with the termination of pilots and mechanics) resulting from the expiration hereof, Groundco's reimbursement to Airco of costs arising from the termination of third party maintenance contracts and other costs or expenses arising as a result of such expiration resulting from the expiration hereof, Airco's balance sheet with respect to the business represented by this Agreement would not reflect (A) shareholders equity of at least $[shareholders equity at Effective Time] and (B) $25 million in Free Cash, then Airco will have a Put Option (unless a Change of Control shall have occurred and Groundco elects to terminate such Put Option by delivering written notice of such termination to Airco) with respect to any of the Aircraft then included on its balance sheet for which any value remains undepreciated for purposes of Airco's Financial Statements to the extent necessary to achieve the above-referenced levels of shareholders equity (provided that the Fair Market Value of the affected Aircraft exceeds Book Value) and Free Cash.

          (b) Put Price. In the event Airco puts any Aircraft to Groundco pursuant to Subsection 12.4(a), and so long as any amounts remain outstanding under the First Promissory Note, the Put Price will be, at Groundco's option, either of the following:

               (i) the lower of the Book Value or Fair Market Value of the affected Aircraft, and the amounts owed by Airco under the First Promissory Note will be reduced by the excess (if any) of Book Value over Fair Market Value so long as the First Promissory Note is outstanding; or

               (ii) the higher of the Book Value or Fair Market Value of the affected Aircraft, and the First Promissory Note will remain outstanding.

Notwithstanding the foregoing, if the First Promissory Note is no longer outstanding, the Put Price will be the higher of the Book Value or Fair Market Value of the affected Aircraft.

          (c) Expiration Statement. No later than 60 days following receipt by Airco of a written notice from Groundco of Groundco's intention not to allow this Agreement to renew, Airco shall prepare or cause to be prepared, in accordance with GAAP, and delivered to Groundco a statement (the "Expiration Statement") setting forth Airco's balance sheet, including its shareholders equity, Free Cash, the Book Value and Fair Market Value (as determined by the Board of Directors of Airco) of the Aircraft. If applicable, the amount of Fair Market Value shall then be promptly determined as provided in the definition thereof. As promptly as practicable following the receipt by Groundco of the Expiration Statement (and in any event within 10 Business Days after the later of delivery thereof or, if applicable, the determination of Fair Market Value), Groundco shall make a payment to Airco by wire transfer of immediately available funds of the Put Price payable in accordance with section 12.4(b). Upon payment of the Put Price and the closing of the transaction in accordance with the procedures and delivery of the documents set forth in Exhibit C hereto, Airco shall deliver the Aircraft to Groundco or its designee at such location within the continental United States as Groundco shall reasonably request; provided that, if the Released Aircraft is not then situated at the location requested by Groundco, Groundo shall reimburse Airco's costs for transporting the Aircraft to the location requested by Groundco.

          Section 12.5 Transition Period following Termination. If this Agreement is terminated pursuant to Section 12.1 or 12.2 of this Agreement, Groundco and Airco will cooperate in good faith to transition the ACMI Services to such Person or Persons as Groundco desires and to ensure that the ACMI Services are provided until such transition is complete. During such transition period, Groundco will cooperate with Airco to provide access to its facilities in order for Airco to perform its obligations in respect of Third Party Services. The Parties will use their respective commercially reasonable efforts to minimize costs during such transition period. Groundco shall continue to pay the Base Compensation to Airco to the extent that Airco continues to provide ACMI Services during such transition period.

                                  ARTICLE XIII
                                EVENTS OF DEFAULT

          Section 13.1 Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default by Airco hereunder (each an "Airco Event of Default" and collectively, the "Airco Events of Default"):

          (a) Without limiting the provisions of Section 13.1(i), the failure of Airco to maintain an On-Time Performance rate of at least 96.5% in either (i) each of any two consecutive months or (ii) each of any three months (whether or not consecutive) within any trailing twelve-month period.

          (b) The material breach of any representation or warranty of Airco hereunder;

          (c) The dissolution, liquidation, cessation of business or immediate termination of existence of Airco;

          (d) The insolvency or bankruptcy of Airco or the appointment of a trustee or receiver for Airco or for a substantial part of its business, or the admission in writing of Airco of its inability to pay its debts as they may mature;

          (e) The institution by or against Airco of bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings or any other proceedings for relief under any bankruptcy or similar federal, state or local law for the relief of debtors, provided that, if such proceeding is instituted against Airco and is not consented to by Airco, it is not dismissed or stayed within sixty
(60) days after such institution;

          (f) Any other material breach or failure of Airco to observe or perform any term, condition, covenant or agreement required to be observed or performed by it hereunder;

          (g) The violation of any Legal Requirement or the suspension or revocation of any license, certificate or permit necessary to conduct all or any portion of Airco's obligation's hereunder and that prevents Airco from performing in any material respect its obligations hereunder, unless such violation, suspension or revocation occurred as a result of actions or omissions of Groundco;

          (h) The occurrence of any Change of Control unless, prior to the occurrence of such Change of Control, the Person proposing the transaction which resulted in such Change of Control shall have notified Groundco of its intent to enter into such transaction and, if so requested by Groundco, consulted in good faith with Groundco to discuss the terms and conditions of such transaction; and

          (i) Following the occurrence of any Change of Control, if Groundco elects to elevate the expected On-Time Performance rate by delivering written notice to Airco, the failure of Airco to maintain, during (i) any period of 45 consecutive days or (ii) any two calendar months (whether or not consecutive), in either case, within the first 15 months following the occurrence of such Change of Control, an On-Time Performance rate equal to or greater than the higher of (x) Airco's average On-Time Performance rate for the 180-day period immediately prior to the occurrence of such Change of Control and (y) 98.5%.

          Section 13.2 Groundco Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default of Groundco hereunder (each a "Groundco Event of Default" and, collectively, the "Groundco Events of Default"):

          (a) The failure of Groundco to pay when due the Base Compensation in accordance with Article X or any other amounts which may be payable by Groundco hereunder;

          (b) A termination of, or default by Delta Holdings under, the Guaranty or a repudiation by Delta Holdings of its obligations thereunder;

          (c) The material breach of any representation or warranty of Groundco hereunder;

          (d) The dissolution, liquidation, cessation of business or immediate termination of existence of Groundco;

          (e) The insolvency or bankruptcy of Groundco or the appointment of a trustee or receiver for Groundco or for a substantial part of its business, or the admission in writing of Groundco of its inability to pay its debts as they mature;

          (f) The institution by or against Groundco of bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings or any other proceedings for relief under any bankruptcy or similar federal, state or local law for the relief of debtors, provided that, if such proceeding is instituted against Groundco and is not consented to by Groundco, it is not dismissed or stayed within sixty (60) days after such institution;

          (g) Any other material breach or failure of Groundco to observe or perform any term, condition, covenant or agreement required to be observed or performed by it hereunder; and

          (h) The violation of any Legal Requirement or the suspension or revocation of any license, certificate or permit necessary to conduct all or any portion of Groundco's obligation's hereunder and that prevents Groundco from performing in any material respect its obligations hereunder, unless such violation, suspension or revocation occurred as a result of actions or omissions of Airco.

          Section 13.3 Termination upon Event of Default. (a) Upon the occurrence and during the continuance of any Event of Default enumerated in
Section 13.1(c), (d) or (e) or in Section 13.2(d), (e) or (f), the non-defaulting Party may elect to terminate this Agreement immediately in its entirety upon giving written notice to the defaulting Party.

          (b) Upon the occurrence and during the continuance of any Event of Default enumerated in Section 13.1(b), (f) or (g) or in Section 13.2(b), (c),
(g) or (h), the non-defaulting Party may, without prejudice to any other remedy which it may have at law or in equity, terminate this Agreement by giving notice of such default, and the Party receiving such notice shall have thirty (30) days from the date of receipt of such notice to cure such default. If the Event of Default has not been cured by midnight of the thirtieth
(30th) day after receipt of such notice, this Agreement shall be deemed immediately terminated, unless such cure period has been extended in writing by the non-defaulting Party or the defaulting Party is using commercially reasonable efforts to cure such default and such default is, in the reasonable judgment of the defaulting Party, capable of being cured with a reasonable period of time (not to exceed 30 days), in which case such additional time shall be allowed in order to cure such default.

          (c) Upon the occurrence and during the continuance of any Event of Default enumerated in Subsection 13.1(a), Groundco may only terminate this Agreement after giving notice of such default to Airco and the following procedures shall have been employed in an effort to cure such default: (i) the Parties shall have met and conferred to determine the nature and the causes of the default and, if possible, the changes to operations, schedules or routings as may be necessary to eliminate such default and (ii) following such meeting between the Parties, they shall diligently attempt to implement any such changes to the operations or schedules that have been determined will resolve such default, and they shall make such further adjustments or changes as are foreseen to be necessary to avoid a recurrence of the conditions that gave rise to the default. If the Parties are completely unable to reconcile the problems associated with the default, or the changes they have implemented fail to cure the default within ninety (90) days of operations after the implementation of such changes, Groundco may terminate this Agreement unless Airco in good faith contests the default, in which event Groundco's right to terminate shall be resolved in accordance with Section 17.1 of this Agreement.

          (d) Upon the occurrence of any Event of Default enumerated in Section 13.2(a), Airco will give Groundco notice thereof, and Groundco will have two (2) Business Days from the date of receipt of such notice (the "Outside Cure Date") to cure such default. In addition to payment of the Base Compensation, Groundco will pay to Airco an additional amount equal to the Base Compensation payment times LIBOR plus 2% divided by 365 for each day such payment has not been made from the Outside Cure Date. Groundco shall pay such Base Compensation payment and additional amount as set forth in the preceding sentence and, to the extent Groundco contests any such amount, Groundco shall seek recovery in accordance with Section 17.1 after it has paid and Airco has received such Base Compensation and any additional payments as set forth in the preceding sentence.

          (e) Subject to Section 8.9 hereof, the right of either Party under this Article XIII to terminate this Agreement following a Default of the other Party hereto shall not be deemed an exclusive remedy, and will be in addition to any other remedy such Party may have either at law or in equity.

                                   ARTICLE XIV
                               DELAYS AND DAMAGES

          Section 14.1 Damaged Aircraft. (a) If an Aircraft is damaged and the ACMI Services cannot be satisfactorily performed in accordance with the terms of this Agreement,

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Airco will (i) promptly notify Groundco, (ii) use commercially reasonable efforts to repair the Aircraft and return it to service as soon as possible and
(iii) liaise and cooperate with Groundco regarding the course of action which is adopted. At the request of Groundco, Airco will use commercially reasonable efforts to arrange for the use of a suitable substitute aircraft during any period during which the damaged Aircraft may be unavailable. If the damage to the Aircraft was the fault of Airco, Airco will hold Groundco harmless from all liabilities, costs and expenses arising from such use of a substitute aircraft to the extent that Groundco would not have been responsible for such liabilities, costs and expenses if they had been performed with an Aircraft in accordance with the terms of this Agreement. If the damage to the Aircraft was the fault of Groundco, Groundco will hold Airco harmless from all liabilities, costs and expenses arising from such use of a substitute aircraft to the extent that Airco would not have been responsible for such liabilities, costs and expenses if they had been performed with an Aircraft in accordance with the terms of this Agreement.

          (b) In the event that Airco is unable to provide any or all transportation services on a particular date within a time-frame reasonably satisfactory to Groundco with an Aircraft or a substitute aircraft in accordance with Section 14.1(a), due to causes other than Force Majeure, Groundco may make any reasonable or necessary arrangements with other air carriers to provide the ACMI Services as provided for in this Agreement. All such costs shall be for the account of Groundco and Airco's sole liability to Groundco shall be the reduction in the amount payable to Airco under this Agreement by reason of it not performing its obligations hereunder; provided, however, that to the extent it becomes necessary to repair or replace any Aircraft, spare part or item of equipment due to the gross negligence or willful misconduct of Airco, Airco shall bear directly the costs of such repair or replacement; and provided, further, that if such costs are covered by insurance, Airco shall nevertheless be responsible for the costs of any deductible required to be paid under any applicable insurance policy.

          Section 14.2 Destruction of Aircraft. If an Aircraft is destroyed, or otherwise suffers a casualty occurrence that would constitute a total loss or a constructive total loss under the terms of the hull insurance maintained by Airco with respect to such Aircraft, this Agreement shall terminate with respect to such Aircraft as of the date of the loss, and Groundco shall have no further obligation or liability to Airco with respect to such Aircraft.

                                   ARTICLE XV
                                  FORCE MAJEURE

          Section 15.1 Suspension of Obligations. Except as specifically provided hereunder in this Article XV, if either party hereto is rendered unable in whole or in part by Force Majeure to carry out its obligations under this Agreement, or Groundco is unable to supply cargo for Airco flights due in whole or in part to a Force Majeure, it is agreed that the obligations of each party, other than (i) in the case of Groundco preexisting payment obligations then due and owing, obligations for services which have been performed by Airco under this Agreement but which have not yet been billed, and obligations under this
Article XV, and, (ii) in the case of Airco, preexisting or existing maintenance obligations under this Agreement and its obligations under this Article XV, shall be suspended during the continuance of any inability so

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caused, provided that good faith endeavors by the Party giving such notice are made to remedy such cause with all reasonable dispatch. Each Party will give written notice of such Force Majeure to the other Party as soon as possible after the occurrence of the event constituting Force Majeure.

          Section 15.2 Groundco Obligation to Pay During a Force Majeure. (a) During the period a Force Majeure continues which affects the Parties jointly, or which affects only Airco so that it is not able to provide the services contracted for hereunder (including the inability to secure landing slots), subject to Subsection 15.4 hereof, Groundco shall pay the Cost Recovery Amount in respect of periods during the continuance of such Force Majeure but shall not be obligated to pay the Base Markup or the Incremental Markup.

          (b) During a period when a Force Majeure continues which affects Groundco's need for flight services hereunder, but does not prevent Airco from providing such flight services, Groundco shall pay the Cost Recovery Amount in respect of periods during the continuance of such Force Majeure but shall not be obligated to pay the Base Mark-up or the Incremental Markup.

          Section 15.3 Make-Up Flights During a Force Majeure. Provided Groundco gives Airco sufficient notice, Airco shall make additional or make-up flights over normal routings requested by Groundco to the extent that it is commercially able to do so, consistent with safety and Legal Requirements.

          Section 15.4 Other Carriers. If a condition of Force Majeure arises that affects Airco's ability to provide the ACMI Services required hereunder, Groundco shall have the right, but not the obligation, to arrange for another carrier to perform such ACMI Services until such time as such Force Majeure can be cured and for a reasonable period thereafter and, except as otherwise provided for herein, Airco shall be reinstated as soon as is reasonable under the circumstances. For a Force Majeure that renders only a portion of the ACMI Services hereunder unavailable to Groundco, a prorated reduction in Base Compensation shall be made according to the portion of these ACMI Services that Airco is actually unable to so perform. Groundco and Airco shall mutually determine what portions of the ACMI Services are unavailable for use by Groundco.

                                  ARTICLE XVI
                          ADVERTISING AND NONDISCLOSURE

          Section 16.1 Trademarks; Trade names and Logos. Airco covenants and agrees with Groundco, for the benefit of Groundco, that it will not make any use whatsoever of, or cause others to make or assist others making any use whatsoever, of the corporate or trade name of "Groundco" or "Delta" or any portion thereof, in connection with any advertising, promotion, publicity or other printed material, without the prior written consent of Groundco. The Parties understand that Airco shall retain the ABX Air, Inc. name. Groundco and Delta shall license other Groundco and Delta trademarks, names or logos to Airco on a royalty-free basis as determined by Groundco and Delta. Upon termination of this Agreement, unless expressly

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

agreed to by the Parties in writing, all of such other uses of the Groundco name or logo shall immediately cease and shall be removed from all such equipment, facilities, uniforms, business records or forms by Airco and be replaced, at Groundco's expense in a reasonable time period (but in any event, not to exceed 180 days after the date of such termination).

          Section 16.2 Confidentiality. Airco covenants and agrees that except as required by the provisions of any Legal Requirement for which Airco is obligated regarding Airco's ordinary business operations, Airco shall use commercially reasonable efforts not to disclose publicly or describe its commercial relationship with Groundco or Delta to any Person. The Parties acknowledge that this Agreement will be filed with the Securities and Exchange Commission and will cooperate to seek confidential treatment of such portions hereof as may be agreed to by the Parties.

          Section 16.3 Survival; Severability. It is expressly understood and agreed that Airco's obligations under Subsections 16.1 and 16.2 above shall survive the expiration or termination of this Agreement, its rescission or other termination and that these subsections shall remain in full force and effect and shall be deemed severable from and independent of the other sections of this Agreement.

                                  ARTICLE XVII
                                  MISCELLANEOUS

          Section 17.1 Dispute Resolution. Except as otherwise provided herein, any and all controversies or claims arising out of, under or relating to this Agreement or its performance ("Disputes"), including any amendments hereto or the breach hereof shall be determined and settled in accordance with the laws of the state of New York as follows:

          (a) Airco and Groundco shall use their best reasonable efforts to resolve any and all Disputes. If a Dispute cannot be resolved by the representatives of the Parties hereto within a reasonable time, it shall be referred to the Chief Executive Officers of Airco and Groundco, as the case may be, or their respective designees, for further negotiation for a period of thirty (30) days. Only upon failure by Airco and Groundco to resolve the Dispute through such negotiation may either party prosecute such claim in a more formal proceeding as provided herein; provided that in the event good faith negotiations are ensuing and a party reasonably believes that it will forfeit claims as a result of statute of limitations, laches, or other similar defenses, then the Parties shall enter into a customary tolling arrangement in order to preserve any such claims during the informal dispute resolution procedures.

          (b) If a Dispute cannot be resolved as provided in Section 17.1(a), then the Parties shall submit to the binding arbitration procedures hereinafter set forth. Such binding arbitration shall take place in New York, New York, and shall be in accordance with the rules of the American Arbitration Association. The parties shall each choose an arbitrator within thirty (30) days after the written request by either of them, and the arbitrators so chosen shall choose a third arbitrator within thirty (30) days after their selection by the Parties. The Parties agree that within sixty (60) days after selection, the arbitrators shall submit a written report of their

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determination of the Dispute. If such report is not unanimous, the determination of two (2) of the arbitrators shall nevertheless be binding upon the Parties. Arbitrators designated hereunder shall have substantial commercial experience in the air transport or air express industry. The losing Party shall pay all costs of such arbitration; provided, that if neither Party is clearly the losing
Party, then the arbitrators shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrators may determine in their sole discretion. Any decision, determination or award rendered as a result of such arbitration shall be final, conclusive and binding on the Parties and may be reduced to judgment in any appropriate court having jurisdiction thereof.

          Section 17.2 Sub-Contracting. Airco may, to the extent permitted by applicable regulations of the DOT and the FAA, and with prior written approval of Groundco, which approval shall not be unreasonably withheld, engage another U.S. certificated air carrier to perform any of the obligations of Airco under this Agreement on an emergency, occasional or infrequent sub-service basis, with equivalent capacity aircraft; provided that Airco shall not thereby be relieved of its obligations to Groundco hereunder should such other Service provider fail to perform or operate to Groundco's satisfaction the flight or flights so sub-serviced.

          Section 17.3 Time is of the Essence. Time is of the essence to this Agreement. The term "days" as used in this Agreement shall mean calendar days unless otherwise indicated herein.

          Section 17.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person, without the express prior written consent of the other party hereto (such consent not to be unreasonably withheld); provided that Groundco may assign this Agreement to any of its Affiliates as long as the obligations of such assignee are guaranteed by Delta. Any such assignment or transfer made without the prior written consent of the other Party hereto shall be null and void.

          Section 17.5 Execution in Counterparts. To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

          Section 17.6 Headings; Certain Construction Rules. The Article and section headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article" or "Schedule" shall be deemed to refer to a section or article of this Agreement or a schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the

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words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

          Section 17.7 Notices. All notices, requests, claims, demands and other communications hereunder shall, except where specifically provided otherwise, be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to Groundco:

          Groundco
          Address
          Attn: Chief Executive Officer
          Facsimile:

If to Airco:

          Airco
          Address
          Attn: Chief Executive Officer
          Facsimile:

Groundco and Airco may each change, from time to time, their named representative and respective addresses for the purpose of this section by written notice to the other as herein provided.

          Section 17.8 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. No representation, warranty, promise inducement or statement of intention has been made by either Party which is not contained in this Agreement or the Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. All Schedules to this Agreement and expressly made a part of, and incorporated by reference into this Agreement.

          Section 17.9 Amendments; Waivers. Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

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

          Section 17.10 Further Assurances. Each Party hereto shall, at its own expense (except as otherwise provided herein), take such other actions and execute and deliver such documents as may be reasonably necessary to effectuate the purpose of this Agreement.

          Section 17.11 Severability. If any provision or any part of any provision of this Agreement is void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          Section 17.12 Gender, Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

          Section 17.13 No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provisions give any third Persons any right or subrogation over or action against any Party.

          Section 17.14 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

                  [Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                          AIRBORNE INC.


                                          By:
                                              ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------


                                          ABX AIR, INC.


                                          By:
                                              ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------

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